 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1996

                                                REGISTRATION NO. 333-11217

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                             JAVELIN SYSTEMS, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            DELAWARE                           3571                        52-1945748
   (STATE OR JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

         2882C WALNUT AVENUE, TUSTIN, CALIFORNIA 92780; (714) 734-1390 (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                              PLACE OF BUSINESS)

            RICHARD P. STACK, PRESIDENT AND CHIEF EXECUTIVE OFFICER
         2882C WALNUT AVENUE, TUSTIN, CALIFORNIA 92780; (714) 734-1390
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                ---------------

                                  Copies to:

          JEREMY D. GLASER, ESQ.                          RUSSELL M. FRANDSEN, ESQ.
 ALLEN, MATKINS, LECK, GAMBLE & MALLORY LLP        RADCLIFF, FRANDSEN, TRICKER & DONGELL
     18400 VON KARMAN AVENUE, 4TH FLOOR                777 SOUTH FIGUEROA, 40TH FLOOR
          IRVINE, CALIFORNIA 92612                     LOS ANGELES, CALIFORNIA 90017
               (714) 553-1313                                  (213) 614-1990

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             JAVELIN SYSTEMS, INC.

  CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM SB-2 REGISTRATION STATEMENT.

      REGISTRATION STATEMENT ITEMS
              AND HEADINGS                       LOCATION IN PROSPECTUS
     ------------------------------   -------------------------------------------
  1. Front of Registration
      Statement and Outside Front
      Cover of Prospectus..........   Facing Page; Cover Page of Prospectus.
  2. Inside Front and Outside Back
      Cover Pages of Prospectus....   Inside Front and Outside Back Cover Pages
                                       of Prospectus; Additional Information.
  3. Summary Information and Risk
      Factors......................   Prospectus Summary; Risk Factors.
  4. Use of Proceeds...............   Use of Proceeds.
  5. Determination of Offering
      Price........................   Cover Page of Prospectus; Underwriting.
  6. Dilution......................   Dilution.
  7. Selling Security Holders......   Security Ownership of Certain Beneficial
                                       Owners and Management; Selling
                                       Stockholders.
  8. Plan of Distribution..........   Cover Page of Prospectus; Underwriting.
  9. Legal Proceedings.............   Business--Legal Proceedings.
 10. Directors, Executive Officers,
      Promoters and Control
      Persons......................   Management.
 11. Security Ownership of Certain
      Beneficial Owners and
      Management...................   Security Ownership of Certain Beneficial
                                       Owners and Management.
 12. Description of Securities.....   Description of Capital Stock.
 13. Interest of Named Experts and
      Counsel......................   Not Applicable.
 14. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities..................   Description of Capital Stock--Certain
                                       Provisions of Delaware Law and Charter
                                       Documents; Underwriting.
 15. Organization Within Last Five
      Years........................   Management--Certain Transactions.
 16. Description of Business.......   Prospectus Summary; Business.
 17. Management's Discussion and
      Analysis or Plan of
      Operation....................   Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations.
 18. Description of Property.......   Business--Properties.
 19. Certain Relationships and
      Related Transactions.........   Management--Certain Transactions.
 20. Market for Common Equity and
      Related Stockholder Matters..   Cover Page of Prospectus; Description of
                                       Capital Stock; Shares Eligible For Future
                                       Sale; Dividend Policy.
 21. Executive Compensation........   Management--Executive Compensation.
 22. Financial Statements..........   Selected Financial Data; Index to Financial
                                       Statements.
 23. Changes in and Disagreements
      with Accountants on
      Accounting and Financial
      Disclosure...................   Not Applicable.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION

               PRELIMINARY PROSPECTUS DATED OCTOBER 3, 1996

                                 850,000 SHARES

                             JAVELIN SYSTEMS, INC.

                                  COMMON STOCK

  All of the 850,000 shares of common stock, $.01 par value (the "Common Stock"), offered hereby are being sold by Javelin Systems, Inc. (the "Company"). Prior to this offering there has been no public market for the Company's Common Stock. It is currently estimated that the initial public offering price will be between $5.00 and $7.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Company has made application to have the Common Stock approved for quotation on the Nasdaq SmallCap Market under the symbol "JVLN."

                                  -----------

  AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS A
     CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                              PRICE   DISCOUNTS AND  PROCEEDS TO
                                            TO PUBLIC COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share.................................    $            $            $
--------------------------------------------------------------------------------
Total(3)..................................   $            $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Excludes a non-accountable expense allowance payable to Meridian Capital Group, Inc., the representative (the "Representative") of the several Underwriters (the "Underwriters"), and the value of warrants to be issued to the Representative or its designees to purchase up to 85,000 shares of Common Stock (the "Representative's Warrants"). The Company (and the Selling Stockholders (as defined below) with respect to the over-allotment option) has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, other than underwriting discounts and commissions, payable by the Company, estimated to be approximately $455,000, including the Representative's non-accountable expense allowance.

(3) The Company and certain stockholders of the Company (the "Selling Stockholders") have granted the Underwriters a 45-day option to purchase up to 111,250 and 16,250 additional shares of Common Stock, respectively, on the same terms and conditions as set forth above solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company
    will be $        , $         and $        , respectively, and the Selling
    Stockholders will receive proceeds of $        . See "Security Ownership of
    Certain Beneficial Owners and Management" and "Underwriting."

                                  -----------

  The shares of Common Stock are being offered severally by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares will be made at the offices of Meridian Capital Group, Inc., Newport Beach,
California, on or about       , 1996.

                                  -----------

     MERIDIAN CAPITAL GROUP, INC.

                      SHARPE CAPITAL, INC.

            The date of this Prospectus is                  , 1996.

                              [COLOR PHOTOGRAPHS]

Established in 1995, Javelin Systems provides quick service restaurants, full service restaurants, hospitality and retail establishments with a hardware solution for transaction processing, in-store controls, and management information.

Javelin Systems Inc.'s customer-base includes companies such as, Hospitality Systems, Inc., Positran Inc., Custom Business Solutions, Inc., POSNET Computer Inc. and Touch Menus, whose customers include:

                            [LOGO BURGER KING]

                            [LOGO CHART HOUSE]

                            [LOGO KOO-KOO-ROO]

                            [LOGO MIMIS CAFE]

                             [LOGO TACO BELL]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS CERTIFIED BY ITS INDEPENDENT AUDITORS AND QUARTERLY REPORTS FOR EACH OF THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED FINANCIAL INFORMATION.

  This Prospectus refers to certain trademarks of the Company and certain companies other than the Company.

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus (i) assumes that there has been no exercise of (a) the Underwriters' over-allotment option, (b) outstanding options to purchase shares of Common Stock granted or to be granted under the Company's 1996 Stock Incentive Award Plan and (c) outstanding warrants to purchase shares of Common Stock issued in connection with the Company's calendar year 1996 private placement and (ii) reflects a 4,300 for 1 stock split of the Common Stock effected in August 1996.

                                  THE COMPANY

  Javelin Systems, Inc. (the "Company") designs, develops, markets and sells open system touch screen point-of-sale ("POS") computers primarily for the foodservice industry. The Company's POS systems integrate substantially all of the functionality of a standard desktop PC into a small footprint, network ready package and run on industry standard operating systems, such as Microsoft's DOS, Windows, Windows 95 and Windows NT. The Company's POS systems provide quick service restaurants ("QSR"), full service restaurants and hospitality and retail establishments with a hardware solution for transaction processing, in-store controls and management information. The Company's systems are sealed to protect against spillage and other foreign matter entering the interior electronic chamber. The Company's systems are currently being marketed by a number of original equipment manufacturers ("OEMs") and value added resellers ("VARs"). The Company believes it has achieved a strategic advantage by introducing higher performance POS systems that integrate many of the most recent technological innovations.

  While PC-based systems have become the standard platform in most industries, the foodservice POS industry is a unique vertical market that has not kept pace with the technological developments and productivity gains associated with most other industries. Traditional POS systems have typically been proprietary and inflexible and could not be easily integrated into the organization's management information system. In response to these industry conditions, the Company has elected to focus its efforts on the development and sale of open system PC-based hardware that addresses the increasing industry demand for open system restaurant management software written around Microsoft operating systems and hardware that uses Intel or similar microprocessors.

  The Company believes that it has established a competitive advantage because of its engineering, product management and marketing experience refined in the PC industry. The Company's growth strategies include enhancing its emerging position as a leading OEM supplier by: incorporating the latest PC technology in its POS systems in order to achieve a technological advantage; focusing on rapidly launching new products in order to achieve product-to-market time advantage; outsourcing manufacturing and maximizing in-house design expertise in order to reduce production and overhead costs; using OEMs and VARs to provide more comprehensive and accelerated market penetration; and expanding the sale of its products into additional industries. These strategies have resulted in the rapid deployment of the Company's products in numerous establishments, such as some Taco Bell, Kenny Rogers Roasters and Blimpies locations.

  The Company's products are primarily distributed through strategic relationships with OEMs and VARs, which allows the Company to take advantage of the existing name recognition and market position of its strategic partners and reach a broader market for its products while avoiding incurring significant expenditures for sales, marketing, technical support and service. In addition, the Company works closely with POS software providers in order to market the Company's products to the software providers' VARs, thereby enabling the VARs to offer a complete POS solution.

  The Company's products are manufactured by third party contract manufacturers located in Hong Kong and California.

  The Company was incorporated in Delaware on September 19, 1995, and its principal office is located at 2882C Walnut Avenue, Tustin, California 92780. Its telephone number is (714) 734-1390 and its address on the World Wide Web is http://www.jvln.com.

                                  THE OFFERING

 Common Stock offered by the Company............... 850,000 shares
 Common Stock to be outstanding after the offering. 2,954,250 shares(1)
 Risk factors...................................... This offering involves a high degree of risk. See
                                                    "Risk Factors."
 Use of proceeds by the Company.................... To fund increased inventory and accounts receivable,
                                                    repay approximately
                                                    $725,000 of indebtedness,
                                                    increase marketing
                                                    expenditures, add marketing
                                                    and sales personnel,
                                                    increase capital
                                                    expenditures, including
                                                    purchasing test equipment
                                                    and tooling, increase
                                                    engineering and operations
                                                    personnel and for working
                                                    capital and other general
                                                    corporate purposes. See
                                                    "Use of Proceeds."
 Proposed Nasdaq SmallCap Market symbol............ JVLN

--------
(1) Excludes (i) 111,250 shares which may be purchased from the Company by the Underwriters to cover over-allotments, if any, (ii) 85,000 shares of Common Stock issuable upon exercise of the Representative's Warrants, (iii) 300,000 shares of Common Stock issuable in the future upon exercise of options granted or to be granted under the Company's 1996 Stock Incentive Award Plan (the "Incentive Plan") and (iv) 137,500 shares of Common Stock (assuming an initial public offering price of $6.00 per share) issuable upon exercise of warrants (the "Private Placement Warrants") issued to certain investors in connection with the Company's calendar year 1996 private placement (the "1996 Private Placement"). See "Underwriting;" "Management--Stock Incentive Award Plan" and "Description of Capital Stock."

                         SUMMARY FINANCIAL INFORMATION

                                                                  INCEPTION TO
                                                                JUNE 30, 1996(1)
                                                                ----------------
STATEMENT OF OPERATIONS DATA:
  Net sales....................................................    $1,463,627
  Cost of sales................................................     1,104,171
                                                                   ----------
  Gross profit.................................................       359,456
  Operating expenses...........................................       375,002
                                                                   ----------
  Operating loss...............................................       (15,546)
  Interest expense.............................................        38,796
                                                                   ----------
  Net loss.....................................................    $  (54,342)
                                                                   ==========
  Net loss per share(2)........................................    $    (0.03)
                                                                   ==========
  Shares used in computing net loss per share(2)...............     2,086,260
                                                                   ==========

                                                             JUNE 30, 1996
                                                        -----------------------
                                                         ACTUAL  AS ADJUSTED(4)
                                                        -------- --------------
BALANCE SHEET DATA(3):
  Cash................................................. $  6,404   $4,016,404
  Working capital......................................  232,246    4,292,246
  Total assets.........................................  951,313    4,961,313
  Long-term debt and notes payable to stockholders, net
   of current portion..................................   75,000          --
  Total stockholders' equity...........................  195,019    4,330,019

--------
(1) The Company commenced business on September 19, 1995, accordingly, the fiscal year ended June 30, 1996 contains less than twelve months.
(2) See Note 1 of Notes to Financial Statements for a description of the calculation of net loss per share.

(3) The Balance Sheet Data does not include approximately $600,000 of indebtedness incurred after June 30, 1996 that will also be repaid out of the proceeds of this offering. See "Use of Proceeds."

(4) Adjusted to give effect to the sale by the Company of the 850,000 shares of Common Stock offered hereby at an assumed public offering price of $6.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby. An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk.

START-UP COMPANY; LACK OF OPERATING HISTORY

  The Company was incorporated in September 1995 and commenced shipment of its initial products in December 1995. Consequently, the Company has an unproven track record and extremely limited operating history upon which an evaluation of the Company and its prospects can be based. Because of the Company's extremely limited operating history, the Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified personnel, continue to develop and improve its technologies and products and continue to expand its customer base and distribution network. There can be no assurance that the Company will be successful in addressing such risks. Moreover, because of the relatively short period of time during which the Company has been in operation, there can be no assurance that the Company will be able to successfully market its products over an extended period of time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HISTORY OF OPERATING LOSSES; CONTINUED PROFITABILITY UNCERTAIN; EXPECTED NON-RECURRING INTEREST EXPENSE

  From September 1995 through the present, the Company has expended significant resources in developing its technologies and products and establishing distribution channels for its products, which has resulted in the Company incurring net losses of approximately $54,300 from inception through June 30, 1996. During the quarter ended June 30, 1996, however, the Company was profitable with net income of approximately $86,000. There can be no assurance that the Company will be able to realize sufficient revenues in the future to sustain profitable operations.

  In connection with the Company's 1996 Private Placement, the Company issued promissory notes and the Private Placement Warrants. The Private Placement Warrants, in general, provide that the holders thereof are entitled to purchase the number of shares of Common Stock that results from dividing the principal amount of the promissory notes issued to the investors by the actual per share initial public offering price of the Company's Common Stock (or, in some instances, 50% of the per share initial public offering price). Based on the foregoing formula, an aggregate of 137,500 shares of Common Stock will be issuable upon exercise of the Private Placement Warrants assuming an initial public offering price of $6.00 per share. The aggregate exercise price for the issuance of the Common Stock upon exercise of all of the Private Placement Warrants is $23.00. Consequently, upon consummation of the offering contemplated hereby, the Company will incur a non-recurring, non-cash interest charge in the amount of approximately $635,000 in connection with the issuance of the Private Placement Warrants, most of which will be expensed in the quarter in which the offering contemplated hereby is consummated. This interest expense is attributable to the imputation of interest based upon the fair market value of the Private Placement Warrants and does not represent a cash expense of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EVOLVING TECHNOLOGY AND MARKET; DEPENDENCE UPON SINGLE PRODUCT

  The point-of-sale ("POS") system industry is characterized by evolving technology and industry standards. The Company's POS systems presently consist of the NexDisplay-4 POS computer, which is sold in various configurations to meet the needs of the Company's customers. The Company is in the process of developing additional POS systems and intends to introduce several new POS products during the current fiscal year, although no assurance can be given that the Company will be successful in developing any new products. The Company's success will depend, in part, on its ability to maintain and enhance its existing products and broaden its product offerings by developing and introducing new products that keep pace with technological developments in a cost effective manner, respond to evolving customer preferences and requirements and achieve market acceptance. Lack of market acceptance for the Company's existing or new products, the Company's failure to introduce new products in a timely or cost-effective manner, or the Company's failure to achieve a technological advantage over its competition while also remaining price competitive, would materially adversely affect the Company's results of operations and financial condition. There can be no assurance that the Company will be successful in its product development efforts. In addition, there can be no assurance that the Company's products, even if successfully developed, will achieve timely market acceptance.

  Moreover, the introduction of products embodying new technology and the emergence of new industry standards could render the Company's existing products obsolete and unmarketable. The Company's future success will depend on its ability to continue to develop and manufacture new competitive products and to enhance its existing products, both of which will require continued investment in engineering and product development. The success of product enhancements and new products depends on a variety of factors, including product selection and specification, timely and efficient completion of product design, cost effective implementation of manufacturing and assembly processes and effective sales and marketing efforts. There can be no assurance that the Company will be able to successfully manage all of the diverse aspects of successful new product development in order to develop and maintain competitive products.

COMPETITION

  The market for POS products is highly competitive, and the Company expects this competition to increase as open systems architecture in POS products becomes more common. The principal elements of the competition in the Company's markets include product features and performance, price, quality and reliability, brand awareness, compatibility with open systems, accuracy of touch-screen input, quality of display, and level of customer service. The Company's products compete with a number of products designed to provide user friendly touch screen workstations. Most of the Company's competitors, as well as certain potential competitors, are more established, benefit from greater name recognition, have significantly greater financial, technological, production and marketing resources, and have more extensive distribution networks than the Company.

  The Company believes its use of open systems architecture in POS systems is an important competitive element. Several of the Company's competitors currently also offer open system POS systems and the Company believes that the number of competitors offering open systems solutions will grow over the next several years. The Company anticipates that a significant source of such future competition may be from existing competitors in the POS market that the Company believes are currently attempting to develop POS systems utilizing open systems architecture. Due to the greater sales, marketing, product development and financial resources of the Company's competitors, the Company anticipates that competition from these competitors will intensify in the future. In order to effectively compete against these competitors, the Company will need to grow and attain sufficient size to have the resources to timely develop new products in response to evolving technology and customer demands and to sell products through a broad distribution channel in competition with these other existing and potential competitors. No assurance can be given that the Company will be able to grow sufficiently to enable it to compete effectively in this marketplace.

  The Company's competitors include a substantial number of large well-established companies including International Business Machines (IBM), Micros Systems, Inc., PAR Technology Corporation, ATT/GIS, Panasonic and Olivetti, each of which also offers open systems architecture POS systems. Although the Company believes that it currently has a competitive advantage with respect to these competitors from a technological and cost standpoint, including compatibility with open systems, there can be no assurance that the Company will be able to maintain its competitive advantage or that these existing substantial competitors, or new competitors, will not develop competitive products utilizing open systems architecture and with favorable pricing. Moreover, the Company has little or no proprietary barriers to entry that could keep its competitors from developing similar products and technology or selling competing products in the Company's markets. The Company anticipates that as the existing and potential competitors increasingly perceive the market opportunity for open systems architecture POS systems, these competitors will try to "clone" market leading products and sell such cloned products at significantly reduced prices. There can be no assurance that such competitors will not develop products that are competitive with or superior to the Company's products or achieve greater market acceptance.

  Increased competition from manufacturers or distributors of products similar to or competitive with the Company's products could result in price reductions, reduced margins and loss of market share or could render the Company's technology obsolete, all of which could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be able to successfully compete in this marketplace or develop sufficient new products to remain competitive, and any failure to do so could have a material adverse effect on its results of operations and financial condition. See "Business--Competition."

MANAGEMENT OF COMPANY GROWTH

  The rapid execution necessary for the Company to fully exploit the market for its products requires an effective planning and management process. The Company's future operating results will depend on its ability to expand its sales and marketing organization, successfully develop and market enhanced and new products and implement and manage new and evolving distribution channels. The Company is a relatively new company and has been experiencing significant revenue and personnel growth. This growth will continue to make significant demands on the Company's management, resources and operations. To manage its growth effectively, the Company intends to continue to improve its operational, financial, sales and marketing systems and to hire and train new employees and better manage its current employees. The Company does not currently have a full-time Chief Financial Officer, but intends to commence a search for a Chief Financial Officer following consummation of this offering. See "Management." There can be no assurance that the Company will be able to identify, hire, train and retain qualified individuals or otherwise manage its growth effectively, and such failure could have a material adverse effect on the Company's results of operations and financial condition. Although the Company believes that it has made adequate allowances for the costs and risks associated with its planned expansion, there can be no assurance that the Company's operations and financial systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to fully exploit the market for the Company's products. See "Risk Factors--Dependence on Key Personnel; Limited Experience."

  In addition, the Company plans to increase its operating expenses following consummation of the offering contemplated hereby in order to expand its product line, increase its sales and marketing operations, develop new distribution channels and broaden its customer support capabilities. See "Use of Proceeds." There can be no assurance that such internal expansion will be successfully implemented, that the cost of such expansion will not exceed the revenues generated, or that the Company's sales and marketing organization will be able to successfully compete against the significantly more extensive and well-funded sales and marketing operations of many of the Company's current or potential competitors. If the Company is unable to effectively manage its internal expansion, the Company's results of operations and financial condition could be materially adversely affected. Moreover, the foregoing expenses will, by necessity, be incurred prior to any potential positive impact on revenues. If such expenses are not subsequently followed by sufficient increased revenues, the Company's operating results and financial condition would be materially adversely affected.

EVOLVING DISTRIBUTION CHANNELS

  The Company's distribution strategy is to develop multiple distribution channels. The Company has historically sold its products through original equipment manufacturers ("OEMs") and value added resellers ("VARs" and collectively with OEMs, "Resellers") and intends to continue to utilize these distribution channels in the future. The Company's net sales have been significantly dependent on sales by Resellers, with such sales representing approximately 99% of the Company's net sales since inception. Any factors, such as general adverse economic conditions, high inventory levels, intellectual property issues, financial condition, marketing considerations or government regulations and restrictions, that affect the ability of the Company's Resellers to sell the Company's products will adversely affect the Company's sales and could have a material adverse impact on the Company's results of operations and financial condition. The use by the Company of these secondary distribution channels to sell its products may limit the Company's knowledge of the requirements and concerns of the end users of the Company's products and thereby reduce the ability of the Company to anticipate or react quickly to changes in the market for POS products. There is no assurance that circumstances affecting the Company's Resellers will not have an adverse effect on the Company.

  Moreover, there can be no assurance that the Company will be able to attract Resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service or that the Company will be able to manage conflicts among its Resellers. In addition, the Company's agreements with Resellers typically do not restrict Resellers from distributing competing products, and in most cases may be terminated by either party without cause. The inability to recruit, manage or retain important Resellers, or their inability to penetrate their respective market segments, could materially adversely affect the Company's results of operations and financial condition. See "Business--Product Distribution."

DEPENDENCE UPON SIGNIFICANT CUSTOMERS

  During its fiscal year ended June 30, 1996, the Company derived approximately 30% and 24%, respectively, of its total net sales from Touch Menus and Positran, Inc., respectively. No other customers accounted for more than 10% of the Company's net sales during the fiscal year ended June 30, 1996. Any significant decrease in sales to the Company's principal customers, including Touch Menus or Positran, Inc., or any termination of existing relationships with any of the Company's principal Resellers which are not offset by increases in sales to other existing or new Resellers, could have a material adverse effect upon the Company's results of operations and financial condition. See "Business--Product Distribution."

DEPENDENCE UPON INDEPENDENT SOFTWARE PROVIDERS

  The Company's business strategy is to produce PC-based open system hardware for the POS industry. The Company does not develop or sell software. Consequently, the Company is dependent upon third party software providers to develop new and improved software that runs on the Company's hardware platform. As in other sectors of the computer industry, hardware sales are often driven by advances in software technology. Accordingly, if software providers do not continue to provide state-of-the art software that runs on the Company's hardware, the Company's results of operations and financial condition could be materially adversely affected. See "Business--Products."

VARIABILITY IN OPERATING RESULTS

  As a result of the Company's extremely limited operating history, the Company does not have historical financial data on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed. Moreover, the Company typically operates with no backlog. As a result, quarterly sales and operating results generally depend on the volume and timing of and ability to fulfill orders received within the quarter, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected changes in revenues. Accordingly, any significant shortfall of demand for the Company's products in relation to the Company's expectations would have an immediate adverse impact on the Company's results of operations and financial condition.

  The Company may experience significant fluctuations in future operating results due to a number of factors including, among other things, demand for the Company's products, the size and timing of customer orders, new or increased competition, delays in product enhancements and new product introductions, quality control difficulties, changes in market demand, market acceptance of new products, product returns, seasonality in product purchases by Resellers and end users, the mix of domestic and international revenues, fluctuations in costs of components, pricing trends in the POS systems industry in general and in the specific markets in which the Company is active and general economic conditions. Any of these factors could cause operating results to vary significantly from prior periods. Significant variability in orders during any period may have a material adverse impact on the Company's cash flow, and any significant decrease in orders could have a material adverse impact on the Company's results of operations and financial condition. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance and that one or more periods of favorable results should not be relied upon as an indication of future favorable results. Fluctuations in the Company's operating results could cause the price of the Company's Common Stock to fluctuate substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

FUTURE CAPITAL REQUIREMENTS

  The Company expects that the estimated net proceeds from the offering contemplated hereby, together with other available funds, will enable the Company to maintain its current and planned operations for the next 18 to 24 months. There can be no assurance that the net proceeds from this offering will be sufficient to enable the Company to increase its revenues in an amount sufficient to sustain profitable operations. To the extent that the proceeds from this offering and cash flow from operations, if any, are insufficient to fund the Company's activities, the Company will be required to raise additional funds through equity or debt financings. No assurance can be given that such financings will be available on terms acceptable to the Company, if at all, and, if available, such financings may result in further dilution to the Company's stockholders and/or in additional interest expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LACK OF PATENTS

  The Company holds no patents and believes that its competitive position is not materially dependent upon patent protection. The Company believes that most of the technology used in the design and manufacture of most of the Company's products is generally known and available to others. Consequently, there can be no assurances that others will not develop, market and sell products substantially equivalent to the Company's products or utilizing technologies similar to those used by the Company. Although the Company believes that its products do not infringe on any third party's patents, there can be no assurance that the Company will not become involved in litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and there can be no assurance that the Company will have the necessary financial resources to defend or prosecute its rights in connection with any such litigation. Responding to, defending or bringing claims related to the Company's rights to its intellectual property may require the Company's management to redirect its resources to address such claims, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

CONTROL BY EXISTING STOCKHOLDERS

  Upon consummation of this offering, the Company's directors and officers will collectively beneficially own approximately 62.4% of the Company's Common Stock (or approximately 60.1% if the Underwriters' over-allotment option is exercised in full). Consequently, these persons will have the ability to control the election of all the Company's directors, to determine the outcome of most corporate actions submitted to the vote of the Company's stockholders and to generally control the affairs and management of the Company. See "Security Ownership of Certain Beneficial Owners and Management." In addition, such concentration of ownership and control may have the effect of delaying, deferring or preventing a change of control in the Company. See "Description of Capital Stock."

DEPENDENCE ON KEY PERSONNEL; LIMITED EXPERIENCE

  The Company's success is dependent, in part, upon the continued services of certain key executive officers, including Richard P. Stack, the Company's President and Chief Executive Officer, C. Norman Campbell, the

Company's Vice President Engineering, and Alexander J. Nelson, the Company's Vice President, Sales and Marketing. Mr. Stack is 31 years old and he has had approximately four years of experience as chief executive officer of a privately held company engaged in the business of manufacturing and distributing personal computers and components in South Africa which he founded and grew to approximately $6 million in annual revenues prior to its sale. None of the Company's executive officers has previously been involved in the manufacturing or sale of POS systems nor have had previous executive experience with a publicly-traded company. Consequently, it is possible that the Company's future business or results of operation may be negatively impacted by the limited experience of the Company's executive officers. Moreover, the loss of any one of the Company's key executive officers could have a material adverse effect on the Company's results of operations. The Company intends to purchase key man life insurance on Mr. Campbell in the amount of $2 million. The continued success of the Company will also be dependent upon its ability to attract and retain highly qualified technical, marketing, sales and other personnel necessary in order to manage the Company's anticipated growth. There can be no assurance that the Company will be able to recruit and retain such personnel. See "Management."

DILUTION

  Purchasers of the Common Stock offered hereby will incur immediate and substantial dilution of $4.53 per share in net tangible book value of the Common Stock from an assumed initial public offering price of $6.00 per share. The exercise of existing and/or future warrants and options may also have an additional dilutive effect on the interests of the investors in this offering. See "Dilution."

BROAD DISCRETION IN APPLICATION OF PROCEEDS

  A substantial portion of the net proceeds of this offering has been allocated for working capital and will be used for such specific purposes as management may determine. Accordingly, management will have broad discretion with respect to the expenditure of substantial portions of the net proceeds of this offering. See "Use of Proceeds."

POSSIBLE ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions as determined by the Board of Directors. Although the Company has no present plans to issue any shares of Preferred Stock following consummation of this offering, the issuance of any additional shares of Preferred Stock in the future could affect the rights of the holders of Common Stock and thereby reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its present owners. In addition, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions creating a classified board. These provisions, together with certain provisions of Delaware law, may also have the effect of delaying or preventing changes in control or management of the Company which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop after completion of this offering or, if developed, that it will be sustained. There can be no assurance that the market price of the Common Stock will not decline below the initial offering price. The market for securities of early stage companies has been highly volatile, often as a result of factors unrelated or disproportionate to the operating performance of such companies. The Common Stock will be traded on the Nasdaq SmallCap Market, which market has experienced and is likely to experience in the future significant price and volume fluctuations, which could adversely affect the price of the Common Stock without regard to the operating performance of the Company. The Company believes factors such as quarterly fluctuations in financial results, increased competition from existing and new competitors and developments in the POS industry could contribute to the volatility of the price of its Common Stock, causing it to fluctuate significantly. These factors as well as general economic conditions such as recessions or high interest rates, may adversely affect the market price of the Common Stock.

NO DIVIDENDS

  The Company has never paid any cash dividends on shares of its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. The Company intends to apply any earnings to fund the development of its business. See "Dividend Policy."

LIMITED EXPERIENCE OF THE REPRESENTATIVE

  The Representative does not have substantial experience in acting as lead underwriter in public offerings. The Representative has previously participated in two public offerings as lead underwriter. There can be no assurance that the Representative's lack of experience will not adversely affect the offering contemplated hereby or the ability to maintain a market for the Company's Common Stock following the completion of the offering. The Representative does not currently act as a market maker. Accordingly, the market for the Company's Common Stock could be adversely affected if other firms are unwilling to make a market in the Company's Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of shares by existing stockholders could lead to a decline in the market price of the Company's Common Stock. Because all of the Company's Common Stock sold prior to this offering was sold pursuant to Rule 504 of Regulation D, none of such shares of Common Stock are "restricted securities" as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Consequently, in the absence of agreements with the Representative, all of the 2,104,250 shares of outstanding Common Stock could be sold immediately following the effective date of this offering. However, 1,848,733 shares owned beneficially by officers and directors of the Company and 239,267 shares owned beneficially by Selling Stockholders and other existing stockholders of the Company which would otherwise be available for sale in the public market, may not be sold, with certain exceptions, until the expiration of the lock-up agreements with the Representative. See "Shares Eligible for Future Sale" and "Underwriting."

POSSIBLE EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

  As of September 30, 1996, there were 300,000 shares of Common Stock reserved for issuance as restricted stock or upon exercise of outstanding stock options granted and available for grant under the Company's Incentive Plan. Of such reserved shares, there were 191,000 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options and 109,000 shares were available for future grant. None of the outstanding options are currently exercisable. In addition, 137,500 shares of Common Stock (assuming an initial public offering price of $6.00 per share) are reserved for issuance upon the exercise of the Private Placement Warrants, and 85,000 shares of Common Stock are reserved for issuance upon the exercise of the Representative's Warrants. In the event a significant number of outstanding options and/or warrants were to be exercised in any period, the trading price of the Common Stock may be adversely impacted. See "Shares Eligible for Future Sale" and "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered by it hereby, assuming a public offering price of $6.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $4,135,000 ($4,715,725 if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

  The Company anticipates that it will use approximately $2,350,000 of the net proceeds of this offering to finance increases in inventory and accounts receivable. The cash demands of the Company's anticipated revenue growth will depend upon the rate of sales growth, the timeliness of customer payments for purchases, and the availability of receivables and inventory financing from third parties. There can be no assurances, however, that the Company will continue to realize growth in its revenues or that the Company will be able to obtain financing from third parties. See "Risk Factors."

  The Company anticipates that it will use approximately $725,000 of the net proceeds of this offering to repay principal and interest of indebtedness held by certain investors (the "Investors") including approximately $50,000 of which will be paid to The Steven J. Goodman Charitable Remainder Trust of which Steven J. Goodman, a director of the Company, is the trustee and an income beneficiary and approximately $25,000 to the Jay Louis Kear Family Trust of which Jay L. Kear, a director of the Company, is the trustee. $600,000 of the indebtedness to the Investors was incurred after June 30, 1996. All of the indebtedness held by the Investors bears interest at 10%. Pursuant to the terms of the promissory notes related to the indebtedness held by the Investors, approximately $100,000 of such indebtedness becomes due and payable two years from the date of issuance of the notes related thereto, approximately $625,000 of such indebtedness becomes due and payable one year from the date of issuance of the notes related thereto and the repayment of all of such indebtedness accelerates and becomes due and payable on the effective date of an initial public offering of the Company. All of this indebtedness was incurred primarily to fund the Company's operations and for working capital.

  The Company anticipates that it will use approximately $350,000 of the net proceeds of this offering for the expansion of its marketing and sales activities, including hiring additional marketing and sales personnel.

  The Company anticipates that it will use approximately $325,000 of such net proceeds for the development of enhanced versions of its existing products and new products. See "Business-Products." It is anticipated that development of these products will include the construction of additional beta units, field testing, and the initiation of manufacturing of production units, as well as expenditures for engineering design services and purchases of tooling and test equipment.

  The Company anticipates that it will use approximately $275,000 of the net proceeds of this offering for salaries and other costs associated with the hiring of additional engineering and operations personnel.

  The balance of the net proceeds are expected to be used for working capital and general corporate purposes.

  The Company has not determined the exact amounts it plans to expend on each of such uses or the timing of such expenditures. The amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including expenses, delays and complications frequently encountered by companies in the early stage of development and experiencing significant growth, changes in the Company's future revenue growth, changes in the Company's product development plans or activities, the amount of cash generated by the Company's operations, and changing competitive or economic conditions. See "Risk Factors--Broad Discretion in Application of Proceeds." There can be no assurance that the Company's estimates will prove accurate, that product introduction efforts will not require considerable additional expenditures, or that unforeseen expenses will not occur. Pending their use as set forth above, the net proceeds of this offering will be invested in United States government or governmental agency securities, short-term insured certificates of deposit, short term bankers' acceptances or money market funds invested primarily in United States government or governmental agency securities.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. The Company intends to apply any earnings to the development and expansion of its business.

                                   DILUTION

  As of June 30, 1996, the Company had a net tangible book value of approximately $193,503 or $0.09 per share. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock issued and outstanding. After giving effect to the sale of the Common Stock offered by the Company hereby at the assumed initial public offering price of $6.00 per share, and assuming no other changes in the net tangible book value after June 30, 1996, the Company's net tangible book value (after deduction of underwriting discounts and commissions and estimated offering expenses) at June 30, 1996 would have been approximately $4,330,019 or $1.47 per share. This represents an immediate increase in net tangible book value of $1.38 per share to existing stockholders and an immediate dilution to new investors of $4.53 per share. Dilution is determined by subtracting net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock. The following table illustrates the per share dilution:

      Assumed initial public offering price per share..............       $6.00
      Net tangible book value per share as of June 30, 1996........ $0.09
      Increase per share attributable to new investors.............  1.38
                                                                    -----
      Net tangible book value per share after the offering.........        1.47
                                                                          -----
      Dilution per share to new investors..........................       $4.53
                                                                          =====

  The following table summarizes the differences in the total consideration and the average price per share of Common Stock paid or contributed by existing stockholders and to be paid by the purchasers of Common Stock in this offering at the assumed initial public offering price of $6.00 per share.

                         SHARES PURCHASED(1)    TOTAL CONSIDERATION
                         ---------------------- ----------------------AVERAGE PRICE
                           NUMBER    PERCENT      AMOUNT    PERCENT     PER SHARE
                         ----------- ---------- ----------- -----------------------
Existing
 stockholders(2)........   2,104,250    71.23%  $   239,206    4.48%      $0.11
New investors...........     850,000    28.77     5,100,000   95.52        6.00
                         ----------- --------   ----------- -------
  Total.................   2,954,250   100.00%  $ 5,339,206  100.00%
                         =========== ========   =========== =======

--------

(1) As of June 30, 1996, assumes no issuance of 33,333 shares of Common Stock (assuming an initial public offering price of $6.00 per share) issuable upon exercise of the Private Placement Warrants at an aggregate exercise price for all such shares of $4.00. Also assumes no issuance of the following shares of Common Stock upon exercise of options and warrants granted and/or issued subsequent to June 30, 1996: (i) 300,000 shares of Common Stock reserved for issuance under the Company's Incentive Plan, of which 111,000 shares are issuable upon exercise of options granted in August 1996 at exercise prices of $3.50 per share, 60,000 shares are issuable upon exercise of options granted in August and September 1996 at exercise prices of $4.50 per share and 20,000 shares are issuable upon exercise of an option granted in September 1996 at an exercise price of $2.50 per share, (ii) 104,167 shares of Common Stock (assuming an initial public offering price of $6.00 per share) issuable upon exercise of additional Private Placement Warrants issued after June 30, 1996 at an aggregate exercise price for all of such Warrants of $19.00 and (iii) 85,000 shares of Common Stock issuable upon exercise of the Representative's Warrants at an assumed exercise price of $7.20 per share. See "Management--Stock Incentive Award Plan"; "Management--Certain Transactions"; "Underwriting" and "Description of Capital Stock."

(2) If the Underwriters' over-allotment option is exercised in full, the sale of 111,250 shares by the Company and 16,250 shares by the Selling Stockholders in the offering will reduce the number of shares held by existing stockholders to 2,088,000 or approximately 68.11% and will increase the number of shares held by new investors to 977,500 or approximately 31.89% of the total shares of Common Stock outstanding after this offering.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) at June 30, 1996 and (ii) as adjusted to reflect the receipt of the net proceeds from the sale of the 850,000 shares of Common Stock offered hereby by the Company at an assumed public offering price of $6.00 per share and the application of the estimated net proceeds as described in "Use of Proceeds." This table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The following table does not include approximately $600,000 of indebtedness that was incurred after June 30, 1996 and that will be repaid out of the proceeds of this offering. See "Use of Proceeds."

                                                             JUNE 30, 1996
                                                          ---------------------
                                                                         AS
                                                           ACTUAL     ADJUSTED
                                                          ---------  ----------
Long-term debt and notes payable to stockholders, net of
 current portion......................................... $  75,000  $      --
                                                          ---------  ----------
Stockholders' equity:
  Preferred stock, $0.01 par value:1,000,000 shares
   authorized, no shares issued and outstanding..........
  Common stock, $0.01 par value: 10,000,000 shares
   authorized, 2,104,250 shares issued and outstanding,
   actual, 2,954,250 shares issued and outstanding, as
   adjusted(1)...........................................   369,206   4,504,206
Deferred charge related to warrants issued in connection
 with notes payable(2)...................................  (119,845)        --
Accumulated deficit(2)...................................   (54,342)   (174,187)
                                                          ---------  ----------
Total stockholders' equity...............................   195,019   4,330,019
                                                          ---------  ----------
Total capitalization..................................... $ 270,019  $4,330,019
                                                          =========  ==========

--------

(1) As of June 30, 1996, assumes no issuance of 33,333 shares of Common Stock (assuming an initial public offering price of $6.00 per share) issuable upon exercise of the Private Placement Warrants at an aggregate exercise price for all such shares of $4.00. Also assumes no issuance of the following shares of Common Stock upon exercise of options and warrants granted and/or issued subsequent to June 30, 1996: (i) 300,000 shares of Common Stock reserved for issuance under the Company's Incentive Plan, of which 111,000 shares are issuable upon exercise of options granted in August 1996 at exercise prices of $3.50 per share, 60,000 shares are issuable upon exercise of options granted in August and September 1996 at exercise prices of $4.50 per share and 20,000 shares are issuable upon exercise of an option granted in September 1996 at an exercise price of $2.50 per share, (ii) 104,167 shares of Common Stock (assuming an initial public offering price of $6.00 per share) issuable upon exercise of additional Private Placement Warrants issued after June 30, 1996 at an aggregate exercise price for all of such shares of $19.00 and (iii) 85,000 shares of Common Stock issuable upon exercise of the Representative's Warrants at an assumed exercise price of $7.20 per share. Also excludes 111,250 shares which may be purchased from the Company by the Underwriters to cover over-allotments, if any. See "Management--Stock Incentive Award Plan"; "Management--Certain Transactions"; "Underwriting" and "Description of Capital Stock."
(2) The remaining unamortized deferred charge related to warrants issued in connection with notes payable will be recognized as interest expense as a result of the retirement of the related notes payable upon the completion of the offering contemplated herein as discussed in "Use of Proceeds."

                            SELECTED FINANCIAL DATA

  Selected financial data set forth below as of June 30, 1996 and for the period from September 19, 1995 (inception) to June 30, 1996 has been derived from, and are qualified by reference to, the Financial Statements of the Company included elsewhere herein which have been audited by Ernst & Young LLP, independent auditors. The selected financial data set forth below should be read in conjunction with the Financial Statements (including the notes thereto) and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                                  INCEPTION TO
                                                                JUNE 30, 1996(1)
                                                                ----------------
   STATEMENT OF OPERATIONS DATA:
     Net sales.................................................    $1,463,627
     Cost of sales.............................................     1,104,171
                                                                   ----------
     Gross profit..............................................       359,456
     Research and development..................................        46,771
     Selling and marketing.....................................        83,495
     General and administrative................................       244,736
                                                                   ----------
     Operating loss............................................       (15,546)
     Interest expense..........................................        38,796
                                                                   ----------
     Net loss..................................................    $  (54,342)
                                                                   ==========
     Net loss per share(2).....................................    $    (0.03)
                                                                   ==========
     Shares used in computing net loss per share...............     2,086,260
                                                                   ==========

                                                                  JUNE 30, 1996
                                                                  -------------
   BALANCE SHEET DATA(3):
     Working capital.............................................   $232,246
     Total assets................................................    951,313
     Long-term debt and notes payable to stockholders, net of
      current portion............................................     75,000
     Total stockholders' equity..................................    195,019

--------
(1) The Company commenced business on September 19, 1995, accordingly, the fiscal year ended June 30, 1996 contains less than twelve months.
(2) See Note 1 of Notes to Financial Statements for a description of the calculation of net loss per share.

(3) The Balance Sheet Data does not include approximately $600,000 of indebtedness incurred after June 30, 1996 that will be repaid out of the proceeds of this offering. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including, but not limited to those discussed in "Risk Factors" and elsewhere in this Prospectus.

GENERAL

  Javelin Systems, Inc. (the "Company") designs, develops, markets and sells open system touch screen POS computers primarily for the foodservice industry. From September 19, 1995 (the date of incorporation) to December 31, 1995, management of the Company devoted substantially all of its efforts to the raising of capital and the design and refinement of its NexDisplay-4 system.

RESULTS OF OPERATIONS

 Fiscal Year Ended June 30, 1996

  The Company's 1996 fiscal year reflects results of operations for the period from September 19, 1995 (date of incorporation) to June 30, 1996.

  The Company's fiscal 1996 revenues totaled $1,463,627. These revenues were realized primarily during the period from January 1, 1996 through June 30, 1996 and were solely from the sale of 777 NexDisplay-4 systems. Based upon current market conditions and the competitive products currently available in the market, management does not anticipate significant price erosion for this product for the next twelve months. Management intends to introduce two additional products in the fiscal year ending June 30, 1997: the NexDisplay-P system and the Wheelman kitchen monitor. See "Business--Products."

  Cost of sales for fiscal 1996 amounted to $1,104,171. Prior to June 1996, the Company performed the final assembly and testing of its products in-house. Commencing July 1996, substantially all of the Company's manufacturing and assembly process is being performed by outside contractors. Management anticipates that for the foreseeable future it will continue to outsource substantially all of the manufacturing and assembly process. Management anticipates that if the Company's revenues continue to increase, the cost per unit may decrease in the fiscal year ending June 30, 1997 due primarily to reductions in prices from the Company's suppliers and contract manufacturers resulting from increased volume of purchases by the Company.

  Research and development expenses for fiscal 1996 amounted to $46,771. Such expenses consisted primarily of payroll costs. The amount of research and development expenses incurred prior to the Company's incorporation that benefitted the Company were less than $500. For the fiscal year ending June 30, 1997, management anticipates a substantial increase in product development costs primarily due to the anticipated introduction of several product enhancements and new products.

  Selling and marketing expenses for fiscal 1996 amounted to $83,495. Such expenses consisted primarily of commissions of $16,852, salaries of $35,792 and travel and entertainment of $27,882. Management anticipates that such expenses will increase substantially in the fiscal year ending June 30, 1997 as the Company implements its strategy to expand its product line, distribution network and markets.

  General and administrative expenses for fiscal 1996 amounted to $244,736. Such expenses consisted primarily of payroll costs of $73,288, consulting fees of $62,812, office supplies of $25,411, rent of $16,596 and printing of $10,087. For the fiscal year ending June 30, 1997 management anticipates a substantial increase in general and administrative costs, primarily related to payroll costs as the Company expands its personnel and costs associated with being a public company.

  Interest expense for fiscal 1996 amounted to $38,796. Such expense included interest of $10,155 related to warrants issued in connection with certain promissory notes (see Note 3 of Notes to the Financial Statements). For the fiscal year ending June 30, 1997, management anticipates a substantial increase in interest expense due to the amortization of interest related to the above-mentioned warrants as well as additional amortized interest expected to be incurred in connection with the issuance of additional warrants in July and August 1996 (See Note 8 of Notes to the Financial Statements). This non-recurring interest expense is attributable to the imputation of interest based upon the fair market value of the Private Placement Warrants and does not represent a cash expense of the Company.

  A provision for federal and state income taxes was not required since the Company incurred losses for fiscal 1996.

  The Company does not anticipate that inflation will have a significant impact on the Company's results of operations in the foreseeable future.

QUARTERLY RESULTS OF OPERATIONS FOR EACH OF THE QUARTERS IN THE FISCAL YEAR ENDED JUNE 30, 1996

                                    PERIOD ENDED    QUARTER ENDED  QUARTER ENDED
                                  DECEMBER 31, 1995 MARCH 31, 1996 JUNE 30, 1996
                                  ----------------- -------------- -------------
Net sales........................     $  2,407         $275,238     $1,185,982
Cost of sales....................        2,591          221,198        880,382
                                      --------         --------     ----------
Gross profit (loss)..............         (184)          54,040        305,600
Operating expenses
  Research and development.......        5,975           13,869         26,927
  Selling and marketing..........        2,501           21,520         59,474
  General and administrative.....       72,516           77,228         94,992
                                      --------         --------     ----------
Total operating expenses.........       80,992          112,617        181,393
                                      --------         --------     ----------
Operating income (loss)..........      (81,176)         (58,577)       124,207
Interest expense.................          --               621         38,175
                                      --------         --------     ----------
Net income (loss)................     $(81,176)        $(59,198)    $   86,032
                                      ========         ========     ==========

  A comparison of the results of operations for the period September 19, 1995 to December 31, 1995 is not provided since the Company's activities for such period were primarily limited to the raising of capital and the design and refinement of its NexDisplay-4 system.

 Quarter Ended June 30, 1996 Compared to Quarter Ended March 31, 1996

  Net sales for the quarter ended June 30, 1996 increased by $910,744 or 331% to $1,185,982 as compared to net sales of $275,238 for the quarter ended March 31, 1996. As discussed above, the Company's net sales since inception have been derived solely from the sale of its NexDisplay-4 system and the increase in sales was due to the continued acceptance in the market of the NexDisplay-4 system. Operating expenses increased to $181,393 for the quarter ended June 30, 1996 from $112,617 for the quarter ended March 31, 1996, an increase of 60%. The increase in operating expenses was due to the higher level of sales activity during the quarter ended June 30, 1996 and consists primarily of additional personnel and related compensation costs within substantially all functional areas of the Company's operations. Interest expense increased to $38,175 during the quarter ended June 30, 1996 from $621 for the quarter ended March 31, 1996 due primarily to increased borrowings under a line of credit and promissory notes, including the issuance of the Private Placement Warrants, the proceeds of which were used to fund working capital and other operating requirements.

LIQUIDITY AND CAPITAL RESOURCES

  Since its incorporation, the Company has financed its operations and capital expenditures with cash provided by securities issuances and financing arrangements.

  As of June 30, 1996, the Company had cash of $6,404. Since that date through August 30, 1996, the Company raised an additional $600,000 through the issuance of promissory notes and warrants. Cash used in operating activities amounted to $558,330 for fiscal 1996. Cash used in investing activities amounted to $37,833 for fiscal 1996 and represented primarily the purchase of furniture, fixtures and equipment. Cash from financing activities for fiscal 1996 amounted to $602,567 and consisted primarily of proceeds from the issuances of the Company's Common Stock of $85,050, borrowings under a line of credit of $206,552 and proceeds from the issuance of notes payable of $312,481.

  The Company believes that the estimated net proceeds of this offering, combined with other available funds, will be adequate to meet the Company's anticipated cash needs during the next 18 to 24 months. If the anticipated proceeds of this offering and other available funds are insufficient, or if working capital requirements are greater than anticipated, the Company could be required to raise additional financing. There can be no assurance that the Company will be successful in obtaining additional equity or debt financing, or, if available, that any such additional financing will be on terms favorable to the Company or its stockholders. Significant additional dilution may be incurred by investors in this offering as a result of such additional financings and the Company may incur additional interest expense. See "Risk Factors--Future Capital Requirements."

                                   BUSINESS

GENERAL

  Javelin Systems, Inc. (the "Company") designs, develops, markets and sells open system touch screen point-of-sale ("POS") computers primarily for the foodservice industry. The Company's POS systems integrate substantially all of the functionality of a standard desktop PC into a small footprint, network ready package and run on industry standard operating systems, such as Microsoft's DOS, Windows, Windows 95 and Windows NT. The Company's POS systems provide quick service restaurants ("QSR"), full service restaurants and hospitality and retail establishments with a hardware solution for transaction processing, in-store controls and management information. The Company's systems are sealed to protect against spillage and other foreign matter entering the interior electronic chamber. The Company's systems are currently being marketed by a number of original equipment manufacturers ("OEMs") and value added resellers ("VARs"). The Company believes it has achieved a strategic advantage by introducing higher performance POS systems that integrate many of the most recent technological innovations.

  The market for POS systems is divided into four major foodservice market segments: QSRs, full service restaurants, hotel restaurants, and noncommercial foodservice. According to Restaurant Consulting Group, Inc., a foodservice industry market research firm based in Skokie, Illinois ("RCG"), the total number of restaurants in the United States as of the Spring of 1995 was 394,420. The Company is primarily a supplier to the QSR and full service restaurant segments and intends to increase its penetration into the hotel restaurant and noncommercial foodservice segments.

  The Company's products are primarily distributed through strategic relationships with OEMs and VARs (collectively, "Resellers"). Over 90% of the Company's net sales were within the United States during the fiscal year ended June 30, 1996.

  The Company was incorporated in the State of Delaware on September 19, 1995 and commenced shipments of its products in December 1995.

INDUSTRY BACKGROUND

  While PC-based systems have become the standard platform in most industries, the foodservice POS industry can be characterized as a unique vertical market that has not kept pace with the technological developments and productivity gains associated with most other industries. Rather than utilizing PC-based systems, until recently, the solutions provided by foodservice POS vendors have been of proprietary design and high cost. In addition, while in other areas of the computer industry most companies have decided to specialize either on software or hardware, in the foodservice industry, there are still major players trying to develop both hardware and software.

  The Company believes that the foodservice POS industry provides a major market opportunity because of the scope of the overall restaurant industry and the current shift towards open systems restaurant management software written around Microsoft operating systems and hardware that uses Intel or similar microprocessors. In responding to this market shift, the Company has elected to focus its efforts on the development and sale of open system PC-based hardware for the foodservice POS industry.

 The Market Opportunity

  Market Segments. The Company intends to target the following market segments:

  Quick Service Restaurants. This market is the largest segment within the foodservice industry with approximately 206,000 units in the United States as of the Spring of 1995 according to RCG. The fast food restaurants were generally the first to accept the latest touch screen technology like the NexDisplay-4. The Company's products have been sold by its Resellers to some Taco Bell, Blimpies, and Kenny Rogers Roasters restaurants.

  Full Service Restaurants. According to RCG, this segment represented approximately 111,000 units in the United States as of the Spring of 1995. The Company has found this segment to be more price sensitive and more likely to adopt technology later in the product life cycle. The Company's product has been accepted in this market in head to head challenges with similar featured products like the Micros and IBM 4695. The Company's products have been sold by its Resellers to certain Chart House, Claim Jumper and Billboard Cafe restaurants, and to the American Culinary Institute.

  Hotel Restaurants. According to Technomic, Inc., a foodservice market research firm based in Chicago, Illinois, this segment represented approximately 20,260 units in the United States in 1995. The Company believes that the casino, theme park, and cruise line industries are potential growth areas within this segment.

  Industrial Process Control. The Company's product has been accepted as an operator interface by Mitsubishi/Siltec, a leading supplier of manufacturing equipment to the semiconductor industry. The market potential for the Company's products in this segment is currently unknown. The Company intends to conduct a market research study on this segment before the end of 1996.

  The Company believes that the foodservice industry, in particular, presents a significant market opportunity for the Company's products because managers in the foodservice industry face the following unique challenges that are addressed by the Company's products:

  . A perishable inventory that must be replenished every few days, that cannot be easily counted and is subject to employee theft.

  . Entry-level sales force with varying degrees of communication skills and high turnover.

  . Customer demands for high speed order processing.

  . Multiple order entry locations within one restaurant and multiple restaurants within one organization.

  . Frequent menu and price changes which must be updated at the POS device.

  . These management hurdles are compounded by the incompatibility of electronic components with the hostile environment of high heat, steam, grease, and flying food.

 The Javelin Contribution

  Traditional POS systems have typically been proprietary and inflexible and could not be easily integrated into the organization's management information system. For example, proprietary software solutions are limited in terms of their ability to address the unique customization and management control requirements in the highly dynamic foodservice environment. Additionally, traditional hardware designs have not been optimized in terms of processing speed, networking capabilities, food counter footprint and ruggedness.

  Against this backdrop of inadequate proprietary systems, foodservice companies are seeking greater compatibility with state of the art PC product offerings such as the Microsoft NT operating system and Pentium chip powered hardware. The Company believes that it is well situated to capitalize on this market opportunity because of its engineering, product management and marketing experience refined in the PC industry.

BUSINESS STRATEGY

  The Company's objective is to be a significant worldwide OEM supplier of POS systems to the foodservice industry and, over time, the Company intends to explore other opportunities for sale of its POS systems in other industries. In order to pursue this objective, the Company intends to implement the following business strategies:

  Maintain Technological Advantage. The Company's strategy is to continue to develop new POS systems incorporating the latest PC technology. The Company intends to maintain and enhance its product development process with the goal of obsoleting its own products before the competition does. This strategy has been successful for many leading technology companies such as Intel. The Company intends to continue to build an engineering team composed of PC industry veterans in order to design and enhance products that integrate the latest PC technology.

  Maintain Product-to-Market Time Advantage. In the fast paced computer industry, the window of opportunity to launch a product and capture a new market is months, not years. Because a significant portion of the Company's management is experienced in the PC industry, the Company believes that it will be able to quickly launch new products in the POS system industry incorporating the latest PC technologies.

  Maintain Cost Advantage. The Company's strategy is to continue to outsource the manufacturing and assembly of its products in order to maintain low overhead and production costs. The Company also intends to control its costs by utilizing components that are generally available in the PC industry. The Company believes that it will be able to maintain a cost advantage in the future because the Company utilizes in-house design capabilities and integrates the design and manufacturing engineering of its products, which reduces engineering costs and costly design changes.

  Expand Third Party Distribution Channels. The Company uses OEMs and VARs, and, in the future, intends to also use independent distributors, to sell its products. The Company intends to concentrate on building a technically proficient sales force that will support the third party sales channels and build long term customer loyalty.

  Expand into New Markets. The Company believes that its technology is suited for other industries in addition to the foodservice industry, such as industrial process control. The Company intends to sell its existing products into these new markets and develop new products for these markets if it determines that there is large volume potential.

  No assurance can be given that the Company will be able to successfully implement any of the foregoing business strategies and achieve its objectives.

PRODUCTS

 NexDisplay-4(TM)

  The Company currently derives 100% of its sales from the NexDisplay-4 and derivative versions of that product. The NexDisplay-4 is a small footprint, high performance color touch screen computer. Unlike standard off-the-shelf PC products, the NexDisplay-4 has been designed and manufactured for harsh environments and optimized with features required by the foodservice industry, such as an integrated customer display. As a result of the product's inherent flexibility, the product has been successfully marketed and sold as a POS workstation, a customer activated system, and as an industrial operator interface. The Company offers a private labeling program for large customers and will be offering 4-5 different packaging styles to allow for product differentiation in the market. The Company will be introducing an enhanced version of the NexDisplay-4 (estimated release date: fourth quarter of calendar 1996) with the goal of reducing the product cost, increasing performance and increasing reliability. The suggested retail price to end users of the current product is approximately $3,400.

 NexDisplay-P(TM) (estimated release date: fourth quarter of calendar 1996)

  The Company intends to release a Pentium version of the NexDisplay in the fourth quarter of 1996. The modular design of the NexDisplay-4 ensures that the unit can be upgraded to a Pentium version by simply replacing the system board which slides out on rails. This product will offer roughly double the performance of the previous version. The NexDisplay-P will be optimized to run process intensive operating systems like Windows 95 and Windows NT.

 Wheelman(TM) (estimated release date: first quarter of calendar 1997)

  The typical Taco Bell restaurant uses 4 POS workstations like the NexDisplay-4 and 7 kitchen monitors. A kitchen monitor receives POS orders via a local area network from the front counter and displays the order to the food preparers in the kitchen. This high speed communication allows the restaurant production team to operate more efficiently. The Company intends to release a state of the art kitchen monitor which integrates a networked single board computer inside a ruggedized 14 inch CRT.

PRODUCT DISTRIBUTION

  The Company's products are primarily distributed through strategic relationships with OEMs and VARs. These Resellers typically provide installation, support and service directly to their customers. By distributing its products through Resellers, the Company has been able to take advantage of the existing name recognition and market position of its Resellers and reach a broader market for its products while avoiding incurring significant expenditures for sales, marketing, technical support and service. The Company intends to continue to distribute its products through Resellers and intends to expand its national and international distribution network by using the following channels:

 Original Equipment Manufacturers (OEMs)

  The Company currently sells its products to several OEM foodservice POS companies with significant market presence in the industry. The Company's current OEMs include Touch Menus, Positran, Inc., Hospitality Systems, Inc. and POSNET Computers, Inc. The OEMs market the Company's products under their own name and sell either through dealers or directly. Because of the high likelihood of the Company's product being offered by more than one OEM into an end user account, the Company offers the OEM an opportunity to choose their own customized design. The OEM is charged for mechanical design, prototyping, and tooling. Sales to OEMs and resellers represented 99% of the Company's net sales during the fiscal year ended June 30, 1996. One of the Company's principal strategies is to increase the number of OEMs selling its products.

 Value Added Resellers (VARs)

  The Company also sells its products to VARs who integrate POS software sold by independent software companies with the Company's hardware product for resale to foodservice companies. The Company works closely with POS software providers in order to market the Company's products to the software provider's VARs. Approximately 45 VARs have purchased POS systems from the Company, none of which have individually purchased a significant amount of products. The Company believes that utilizing VARs is advantageous to the Company because VARs generally have existing geographically diverse customers, focus their businesses on providing customized solutions to their customers and maintain their own sales and technical support staff. The Company believes that VARs find the Company's product attractive because the addition of the Company's hardware solution provides the VAR with an integrated product that facilitates an immediate penetration by the VAR into the markets of competitors offering full turnkey solutions such as Micros Systems, Inc. and Sulcus Computer Corporation.

  During the fiscal year ended June 30, 1996, sales of the Company's products to Touch Menus and Positran, Inc. accounted for approximately 30% and 24%, respectively, of the Company's net sales. No other customer accounted for more than 10% of the Company's net sales in the fiscal year ended June 30, 1996.

MARKETING AND SALES

  The Company's marketing and sales staff currently consists of a marketing coordinator who reports directly to the Company's Vice President, Sales and Marketing. The Company's marketing department includes product development, marketing communications and market development. To date, the Company has not engaged in significant marketing activities due to its limited financial resources. The Company consults with the Company's Resellers to assist in identifying potential product enhancements and new products. The Company believes that this marketing feedback is a critical component in the Company's ability to achieve a competitive advantage in terms of rapid and seamless design innovation as well as accelerating the time to market for product enhancements and new products. The Company currently markets its products with a Company brochure and participates in trade shows both in the United States and abroad. The Company also focuses on additional methods to promote its products, including product refinement, new product introduction and competitive pricing, all with the goal of increasing the distribution of the Company's products. Following consummation of this offering, the Company intends to commence more significant marketing activities, including targeted trade advertising and public relations.

  The Company's marketing and sales staff is also responsible for the development and support of the Company's domestic and international distribution network. The sales staff is augmented by two independent sales representatives. Commissions to sales representatives are negotiated on a customer-by-customer basis and the Company has no long term agreements with any of its sales representatives. The Company intends to expand its sales force to a total of three salespersons in 1996, each of whom will be given regional responsibilities but will be based out of the Company's executive offices located in Tustin, California. The Company maintains a computerized order entry system at its Tustin office to track incoming orders and orders in process.

  The Company sells to a technically sophisticated customer base that is expected to handle most technical problems without reliance on the Company, thereby reducing the need for the Company to maintain a large in-house technical support department. The Company's technical support staff currently consists of one person responsible for telephonic support and return merchandise authorization. The Company expects that an increased volume of sales will place an increased burden on its technical support staff and intends to add at least one more technician in 1996.

SOURCES OF MANUFACTURING AND QUALITY ASSURANCE

  The Company's products are manufactured by third party contract manufacturers located in Hong Kong and California. The Company imports the motherboard utilized in its products from Sunwood Services Limited ("Sunwood"), a Hong Kong-based company owned by John R. Amos, a founder and stockholder of the Company, under purchase orders submitted from time to time. See "Management--Certain Transactions." The Company has identified other United States-based manufacturers capable of manufacturing the Company's motherboard. In addition, the Company purchases its LCD displays from All American, a distributor located in California, and is in the process of transitioning its purchases of LCD displays to Lucky Goldstar. The Company's products are assembled in California by an ISO 9000 certified manufacturer, although the Company is not ISO 9000 certified. The Company normally must place orders 60 days in advance and current terms are open account. The Company has no written long term contracts with the manufacturers of its products or with any suppliers of the components used in the Company's products; however, the Company has submitted a purchase order for an aggregate of 5,000 units of LCD components utilized in its products, which are deliverable over 12 months commencing October 1, 1996. Moreover, the Company historically has placed orders for products and components based on its projected sales over the next approximately 90 days and does not normally have binding purchase orders for products at the time it places its orders with its manufacturers and suppliers. Consequently, the Company is subject to significant risk if actual sales of its products do not approximate its projected sales. To date, the Company has not experienced any material delays in the delivery of its products or components; however, delivery schedules are subject to various factors beyond the control of the Company and any delays in the future could adversely affect the Company's results of operations. The Company currently maintains an approximately 15 to 20 days supply of products in its inventory. However, the Company believes that a 60 day supply is more desirable, and the Company intends to increase its inventory of products following consummation of this offering. Because the Company orders components and has products manufactured in advance of binding commitments for the sale of its products, and because the Company does not have firm contracts with any of its Resellers providing for a minimum purchase requirements, no assurance can be given that the Company will be able to continue to appropriately match its inventory levels to its actual sales in the future.

  Although the Company does not conduct the day-to-day manufacturing or assembly of its products, the Company oversees the manufacturing process from component selection to the specification of assembly and test procedures. Although the manufacturing and substantially all of the assembly of the Company's products are currently performed by outside contractors, the Company has the ability to undertake limited production runs, customization, and product upgrades at its facility.

  The principal components that make up the Company's products are standard electronics available from a wide variety of suppliers. Certain of the components utilized in the Company's products, however, are currently provided by a single supplier. The Company believes that, with respect to these components, there are a number of alternative suppliers that could supply components that could be integrated into the Company's products without any significant interruption in the Company's operations. No assurance can be given, however, that the Company will be able to successfully obtain alternative sources of supply for all of its components, or that the Company will be able to redesign its products on an appropriate time-table to incorporate alternative components. Any significant interruption in the supply of components could have a material adverse effect on the Company's results of operations and financial condition.

BACKLOG

  The Company does not have any significant backlog.

COMPETITION

  The market for POS products is highly competitive, and the Company expects this competition to increase as open systems architecture in POS products becomes more common. The principal elements of the competition in the Company's markets include product features and performance, price, quality and reliability, brand awareness, compatibility with open systems, accuracy of touch-screen input, quality of display, and level of customer service. The Company's products compete with a number of products designed to provide user friendly touch screen workstations. Most of the Company's competitors, as well as certain potential competitors, are more established, benefit from greater name recognition, have significantly greater financial, technological, production and marketing resources, and have more extensive distribution networks than the Company.

  The Company believes its use of open systems architecture in POS systems is an important competitive element. Several of the Company's competitors currently also offer open systems POS systems and the Company also believes that the number of competitors offering open systems solutions will grow over the next several years. The Company anticipates that a significant source of such future competition may be from existing competitors in the POS market that the Company believes are currently attempting to develop POS systems utilizing open systems architecture. Due to the greater sales, marketing, product development and financial resources of the Company's competitors, the Company anticipates that competition from these competitors will intensify in the future. In order to effectively compete against these competitors, the Company will need to grow and attain sufficient size to have the resources to timely develop new products in response to evolving technology and customer demands and to sell products through a broad distribution channel in competition with these other existing and potential competitors. No assurance can be given that the Company will be able to grow sufficiently to enable it to compete effectively in this marketplace.

  The Company's competitors include a substantial number of large well-established companies including International Business Machines (IBM), Micros Systems, Inc., PAR Technology Corporation, ATT/GIS, Panasonic and Olivetti, each of which also offers open systems architecture POS systems. Although the Company believes that it currently has a competitive advantage with respect to these competitors from a technological and cost standpoint, including compatibility with open systems, there can be no assurance that the Company will be able to maintain its competitive advantage or that these existing substantial competitors, or new competitors, will not develop competitive products utilizing open systems architecture and with favorable pricing. Moreover, the Company has little or no proprietary barriers to entry that could keep its competitors from developing similar products and technology or selling competing products in the Company's markets. The Company anticipates that as the existing and potential competitors increasingly perceive the market opportunity for open systems architecture POS systems, these competitors will try to "clone" market leading products and sell such cloned products at significantly reduced prices. There can be no assurance that such competitors will not develop products that are competitive with or superior to the Company's products or achieve greater market acceptance.

  Increased competition from manufacturers or distributors of products similar to or competitive with the Company's products could result in price reductions, reduced margins and loss of market share or could render the Company's technology obsolete, all of which could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be able to successfully compete in this marketplace or develop sufficient new products to remain competitive, and any failure to do so could have a material adverse effect on its results of operations and financial condition. See "Risk Factors--Competition."

GOVERNMENTAL REGULATION

  The Company's operations are subject to a number of federal, state and local laws relating to health, safety and labor matters. The Company believes its business is operated in substantial compliance with all material applicable government regulations. There can be no assurance that future regulations will not require the Company to modify its products, business or operations to meet health, safety or labor requirements, or that the Company will be able, for financial or other reasons, to comply with such future requirements. Failure to comply with future governmental regulations could subject the Company to fines and injunctions, which could result in a material adverse effect on the Company's results of operations and financial condition. Although the Company is not aware of any claim involving violation of health, safety or labor laws or regulations, there can be no assurance that such claim may not arise in the future, which may have a material adverse effect on the Company.

INTELLECTUAL PROPERTY

  The Company relies on nondisclosure agreements to protect its intellectual property. The Company holds no patents and believes that its competitive position is not materially dependent upon patent protection. The Company believes that most of the current technology used in the design and manufacture of most of the Company's products is generally known and available to others. Before the Company was incorporated, Sunwood, the Company's motherboard manufacturer located in Hong Kong, was supplying the Company's existing motherboard technology to a North American POS company located in Canada, and Sunwood will continue to have the rights to sell the existing technology to that POS company only for sale in Canada. Sunwood and its principal, John R. Amos, have transferred to the Company all of the proprietary rights related to the motherboard utilized in the Company's products and neither Sunwood nor Mr. Amos has any rights to any future technology developed by the Company.

EMPLOYEES

  As of September 30, 1996, the Company had approximately 12 full-time employees, including 3 employed in sales and marketing, 6 employed in research and development, engineering, technical support and production, and 3 employed as administrative and support staff. The Company also employed as of that date one temporary production employee and may from time to time augment its temporary staffing. None of the Company's employees are represented by unions and the Company considers its employee relations to be good.

PROPERTIES

  The Company's executive offices, research and product development, warehousing and distribution facilities are currently housed in a single leased industrial unit comprised of approximately 3,950 square feet located in Tustin, California. Under the terms of the lease, the Company presently pays rent of approximately $2,764 per month with scheduled increases during the second and third years of the lease to approximately $2,843 and $2,922 per month, respectively. The lease expires on October 31, 1998. The Company believes that its existing facilities are adequate to meet its needs for at least the next 9 months to one year.

LEGAL PROCEEDINGS

  There are currently no material pending legal proceedings to which the Company is a party or to which any of its property is subject.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The directors, executive officers and key employees of the Company are as follows:

                   NAME                 AGE               POSITION
                   ----                 ---               --------
   Richard P. Stack....................  31 President, Chief Executive Officer
                                            and Director
   C. Norman Campbell..................  42 Vice President, Engineering and
                                            Director
   Alexander J. Nelson.................  40 Vice President, Sales and Marketing
   Lawrence W. McCorkle................  36 Controller, Treasurer and Secretary
   Steven J. Goodman(1)(2).............  56 Director
   Jay L. Kear(1)(2)...................  59 Director

--------
(1) Member of Audit Committee of the Board of Directors
(2) Member of Compensation Committee of the Board of Directors

  RICHARD P. STACK. Mr. Stack has been President, Chief Executive Officer and a Director of the Company since the Company's inception in September 1995. Prior to that time, from 1991 through September 1995, Mr. Stack was Managing Director of Hi-Technology Supply, a manufacturer and distributor of personal computers and components located in South Africa which he founded and grew to approximately $6 million in annual sales and 15 employees prior to its sale to a South Africa-based personal computer and component manufacturing company. Prior to that time, from 1988 through 1991, Mr. Stack was employed by Pan American Airlines in technical management positions. Mr. Stack holds a B.A. degree from the University of California at Berkeley.

  C. NORMAN CAMPBELL. Mr. Campbell has been Vice President, Engineering, and a Director of the Company since its inception in September 1995. Prior to that time, from May 1991 through September 1995, Mr. Campbell served in various engineering management positions, including Director of Research and Development, for Advanced Logic Research ("ALR"), a publicly-traded $200 million revenue per year high end file server manufacturing company. Mr. Campbell was responsible for the design of ALR's first PCI bus and first Pentium Pro computers. At the time of Mr. Campbell's departure from ALR in September 1995, he was the principal designer of the Evolution QSMP-6 (Quad Pentium Pro high end file server), Revolution MP (dual Pentium file server, PCI/EISA), Evolution V STE (mini tower dual Pentium, PCI/EISA), Evolution 5 ST (mini tower Pentium PCI/ISA), and Evolution X (Pentium desktop PC, PCI/ISA). Mr. Campbell has acted as a consultant to the computer industry with such companies as Intel, ITT, Orange Micro Inc. and IBC (UK). Mr. Campbell attended Burlington College.

  ALEXANDER J. NELSON. Mr. Nelson joined the Company in October 1995 as Vice President, Sales and Marketing. Mr. Nelson has over 20 years experience in sales and marketing management with growing businesses in the electronics industry. Prior to joining the Company, from 1992 through 1995, he was Vice President, Sales and Marketing and co-founder of Interactive Computer Devices, Inc., a company engaged in the business of local area network (LAN) workstations. From 1990 to 1992, Mr. Nelson was Vice President, International Sales and Marketing for Republic Technology Corporation, a computer workstation manufacturing company. Mr. Nelson graduated with a B.S. degree in marketing from the California State University, Fullerton and attended post-graduate studies at UCLA in international business and marketing.

  LAWRENCE W. MCCORKLE. Mr. McCorkle joined the Company in July 1996 as Controller and was elected Treasurer and Secretary in August 1996. Mr. McCorkle has over 12 years of experience both in public accounting and in private industry. From July 1993 to July 1996, Mr. McCorkle was Accounting Manager for Diedrich Coffee, a chain of specialty coffee houses. Prior to that time, from July 1988 to July 1993, Mr. McCorkle was financial manager and a consultant for the Republican Party of Orange County. Mr. McCorkle received a B.S. degree in Business Administration from Biola University and has passed the Uniform Certified Public Accounting exam.

  STEVEN J. GOODMAN. Mr. Goodman was elected as a Director of the Company in January 1996. In July 1995, Mr. Goodman joined Tessa Financial Group, Inc., a regional investment banking firm, as Vice President, Corporate Finance. From November 1991 through March 1995, Mr. Goodman was West Coast Managing Director of Creative Business Strategies, Inc., a financial corporate consulting firm. From 1990 to 1991, Mr. Goodman was a private investor. Mr. Goodman currently is a director and consultant for Tivoli Industries, Inc., a publicly-held corporation engaged in the manufacture and sale of specialty lighting.

  JAY L. KEAR. Mr. Kear was elected as a Director of the Company in August 1996. Mr. Kear has approximately 35 years of experience in the computer industry. Since 1988, Mr. Kear has been involved in representing the Noorda Family Trust and Kear Enterprises in working with and investing in high technology companies. These activities included assisting companies in their early growth phase looking forward to either an initial public offering or a sale or merger. He has in the past served as a director of a number of companies including Newport Systems, X-Tree, Locus Software Development, and Phaser Systems, and is currently a director of Wonderware Software Development Corp., a public corporation engaged in the development and sale of industrial automation software. Prior to 1988, Mr. Kear held sales, marketing, engineering, and general management positions with private and public companies in the high technology sector. Mr. Kear received a BSME degree from the University of Southern California and did graduate work at the University of Rochester and the University of Southern California in an MBA program.

  To date, the Company has not found it necessary to retain the services of a full-time Chief Financial Officer and has instead relied upon Richard P. Stack, its President and Chief Executive Officer, and an outside consultant with respect to financial and accounting matters. In July 1996, the Company hired Lawrence W. McCorkle as its Controller, but Mr. McCorkle has had only limited involvement in the preparation of the financial information presented in this Prospectus. Following the consummation of this offering, the Company intends to commence a search for a Chief Financial Officer with the experience and salary requirements consistent with the Company's then current revenues and growth prospects.

BOARD OF DIRECTORS

  During the nine months ended June 30, 1996, the Company's Board of Directors held two meetings and adopted five actions by written consent. The Board of Directors has established the following committees: (i) an Audit Committee, which consults with the Company's independent auditors concerning their engagement and audit plan and report and management letter and, with the assistance of the independent auditors, monitors the adequacy of the Company's internal accounting controls and financial management practices; and (ii) a Compensation Committee, which is responsible for reviewing the compensation and benefits of the Company's executive officers, making recommendations to the Board of Directors concerning the compensation and benefits of the Company's executive officers and administering the Company's 1996 Stock Incentive Award Plan.

  The Board of Directors is divided into three classes, with each class holding office for staggered three-year terms. The term of Steven J. Goodman expires in 1997, the term of Jay L. Kear expires in 1998 and the terms of Richard P. Stack and C. Norman Campbell expire in 1999. All executive officers of the Company are elected by the Board of Directors and serve at the Board's discretion. No family relationships exist between any of the officers or directors of the Company.

DIRECTOR COMPENSATION

  The Company's directors who are not also employees of the Company receive $500 for attendance at each Board of Directors meeting and are reimbursed for expenses incurred in connection with attendance at Board of Directors' meetings. No additional compensation is paid for attendance at committee meetings, whether or not held on the same date as Board meetings. In August 1996, Jay L. Kear, a director of the Company, was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $4.50 per share. See "Management--Stock Incentive Award Plan."

EXECUTIVE COMPENSATION

  Summary of Cash and Certain Other Compensation. The following table sets forth information regarding compensation for services in all capacities paid or accrued for the Company's nine-month fiscal year ended June 30, 1996 by the Company to the Company's chief executive officer. No other executive officer of the Company had total annual compensation in excess of $100,000 on an annualized basis during the fiscal year ended June 30, 1996:

                          SUMMARY COMPENSATION TABLE
                                 (NINE MONTHS)

                                                                   OTHER ANNUAL
                                                     SALARY  BONUS COMPENSATION
                                                YEAR   ($)    ($)     ($)(1)
                                                ---- ------- ----- ------------
   Richard P. Stack(2)
    President, Chief Executive Officer and
     Director.................................. 1996 $15,000  $ 0      $898

--------
(1) The amounts indicated under the heading "Other Annual Compensation" represent health insurance benefits.
(2) The Company and Richard P. Stack have entered into an Employment Agreement dated August 19, 1996 (the "Stack Employment Agreement"). The Stack Employment Agreement expires on August 19, 1999 (subject to annual renewals thereafter) and provides for payment to Mr. Stack of an annual salary of $84,000 through December 31, 1996, $95,000 from January 1, 1997 through December 31, 1997 and $105,000 from and after January 1, 1998. In addition to his salary, Mr. Stack is reimbursed for all reasonable and necessary travel and other business expenses incurred in connection with the performance of his duties, the Company is obligated to pay the premium for a life insurance policy insuring Mr. Stack's life providing for death benefits of up to $750,000 and Mr. Stack receives a $100 per month car allowance. If Mr. Stack's employment with the Company is terminated for cause (as defined in the Stack Employment Agreement), then Mr. Stack is entitled to receive his base salary through the date of termination. If Mr. Stack's employment with the Company is terminated without cause, then he is entitled to receive payment of his base salary for the greater of
    (i) the remaining term of the Stack Employment Agreement or (ii) one year from the date of termination.

  The Company anticipates that Richard P. Stack, the Company's President and Chief Executive Officer, C. Norman Campbell, the Company's Vice President, Engineering, and Alexander J. Nelson, the Company's Vice President, Sales and Marketing, will each earn total compensation in excess of $100,000 during the fiscal year ending June 30, 1997. The terms of Mr. Stack's Employment Agreement are described above. The Company and C. Norman Campbell have entered into an Employment Agreement dated August 19, 1996 (the "Campbell Employment Agreement"). The Campbell Employment Agreement expires on August 19, 1999 (subject to annual renewals thereafter) and provides for payment to Mr. Campbell of an annual salary of $84,000 through December 31, 1996, $95,000 from January 1, 1997 through December 31, 1997 and $105,000 from and after January 1, 1998. In addition to his salary, Mr. Campbell is reimbursed for all reasonable and necessary travel and other business expenses incurred in connection with the performance of his duties, the Company is obligated to pay the premium for a life insurance policy insuring Mr. Campbell's life providing for death benefits of up to $750,000 and Mr. Campbell receives a $100 per month car allowance. If Mr. Campbell's employment with the Company is terminated for cause (as defined in the Campbell Employment Agreement), then Mr. Campbell is entitled to receive his base salary through the date of termination. If Mr. Campbell's employment with the Company is terminated without cause, then he is entitled to receive payment of his base salary for the greater of (i) the remaining term of the Campbell Employment Agreement or
(ii) one year from the date of termination. The Company does not have any employment agreements with any other executive officer of the Company.

STOCK INCENTIVE AWARD PLAN

  The Company's 1996 Stock Incentive Award Plan (the "Incentive Plan") was adopted by the Board of Directors and approved by the written consent of the stockholders in August 1996. The purpose of the Incentive Plan is to attract and retain qualified personnel, provide additional incentives to employees, officers, directors and consultants of the Company and promote the success of the Company's business. Pursuant to the Incentive Plan, the Company may grant incentive and nonqualified stock options, restricted stock, stock appreciation rights, dividend equivalents, stock payments and/or performance awards (collectively "Incentive Awards") to key employees, officers, directors, and consultants of the Company. As of September 30, 1996, a total of 300,000 shares of Common Stock were reserved for issuance under the Incentive Plan, 191,000 of which are subject to outstanding options.

  The Board of Directors has delegated to the Compensation Committee the discretionary authority to designate the persons to whom Incentive Awards may be granted (provided that incentive stock options can only be granted to employees of the Company), determine the time when Incentive Awards will be granted, the amounts, terms and conditions of such grants (consistent with the terms of the Incentive Plan), interpret the Incentive Plan, and adopt rules for the operation of the Incentive Plan.

  The maximum term of Incentive Awards granted under the Incentive Plan is ten years. Incentive Awards granted under the Incentive Plan are nontransferable and generally expire three months after the termination of the grantee's service to the Company. In general, if a grantee is permanently disabled or dies during his or her service to the Company, such Incentive Award may be exercised up to 12 months following such disability or death.

  Stock Options. Under the Incentive Plan, the exercise price of incentive and non-qualified stock options must equal at least the fair market value of the Common Stock on the date of grant. In addition, the exercise price of incentive and non-qualified stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant and, with respect to incentive stock options only, the term of those incentive stock options cannot exceed five years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee.

  Stock Appreciation Rights. Stock appreciation rights awarded under the Incentive Plan vest or become exercisable as determined by the Compensation Committee. Upon exercise of a stock appreciation right, the grantee is entitled to receive an amount equal to the excess of the fair market value of a share of Common Stock on the exercise date of such stock appreciation right over the fair market value of a share of Common Stock on the date of grant of such stock appreciation right.

  Restricted Stock. Restricted stock granted under the Incentive Plan generally may not be sold, transferred or otherwise hypothecated until the restrictions on transferability imposed by the Compensation Committee are removed or expire. Generally, holders of restricted stock have all the rights of a stockholder with respect to the restricted stock granted, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

  Performance Awards. Performance awards may be granted by the Compensation Committee based on the performance of the Company's stock over a period determined by the Compensation Committee or any other measures determined appropriate by the Compensation Committee. Payment of performance awards generally will be in cash unless replaced by a stock payment in full or in part as determined by the Compensation Committee.

  Stock Payments and Dividend Equivalents. The Compensation Committee may grant stock payments to eligible persons for all or any portion of the compensation (other than base salary) that would otherwise become payable to such eligible person in cash. The Compensation Committee may also grant dividend equivalent rights based on the dividends declared on the stock of the Company on record dates during the period between the date an option or stock appreciation right is granted and the date such option or stock appreciation right is exercised or such other periods as determined by the Compensation Committee. Dividend equivalents are converted into additional shares of stock or cash in accordance with a formula determined by the Compensation Committee.

  The Board of Directors may amend, suspend, alter or terminate the Incentive Plan at any time provided that the Board of Directors shall not amend the Incentive Plan to reduce the minimum option price requirements set forth in the Incentive Plan, to increase the maximum number of stock appreciation rights or shares of stock subject to Incentive Awards available for grant under the Incentive Plan, to provide for the administration of the Incentive Plan other than by the Board of Directors or the Compensation Committee, to change the classes of persons eligible to receive Incentive Awards, to extend the maximum period during which Incentive Awards may be exercised or to extend the term of the Incentive Plan, without the approval of a majority of the outstanding voting stock of the Company. The Compensation Committee may, in its discretion, provide that upon the consummation of certain events, including the dissolution or liquidation of the Company, the merger or consolidation of the Company, the sale of all or substantially all of the assets of the Company, the acquisition of equity securities of the Company representing 20% or more of the aggregate voting power of the outstanding equity securities of the Company or a change in the composition of a majority of the Board of Directors (collectively, a "Terminating Transaction"), that outstanding Incentive Awards shall become immediately exercisable upon the occurrence of such events.

  Stock Options Granted. No options were granted by the Company during the Company's fiscal year ended June 30, 1996 to the Chief Executive Officer or any other executive officer of the Company. In August and September 1996, options to purchase an aggregate of 191,000 shares of Common Stock of the Company were granted to certain employees of the Company, including options with respect to 30,000 shares granted to Alexander J. Nelson, the Company's Vice President, Sales and Marketing, at an exercise price of $3.50 per share and an option to purchase 10,000 shares of the Company's Common Stock granted to Jay L. Kear, a director of the Company, at an exercise price of $4.50 per share. Each of the options expires five years from the date of grant. The options granted to Mr. Nelson and Mr. Kear become exercisable at the rate of 40% on the date that is one year from the date of grant, 30% on the second anniversary of the grant date and 30% on the third anniversary of the grant date. In addition, the Compensation Committee may, in its discretion, provide that upon the occurrence of a Terminating Transaction, the options shall become immediately exercisable with respect to all of the shares subject to the options. During fiscal 1996, no options to purchase shares of the Company's Common Stock were exercised by any executive officers of the Company and no executive officers held any outstanding options to purchase shares of the Company's Common Stock.

CERTAIN TRANSACTIONS

  Prior to this offering, the Company entered into various transactions with certain officers, directors and affiliates. Any future transactions, including any loan transactions, between the Company and its officers, directors or stockholders owning 5% or more of the voting securities of the Company, or their affiliates, will be subject to approval by a majority of the disinterested directors after a finding that the proposed transaction is on terms no less favorable to the Company than could be obtained from an independent third party.

  Since the formation of the Company, the Company has purchased the motherboard components of its products from Sunwood Services Limited, a Hong Kong corporation ("Sunwood"), which has the components manufactured by a contract manufacturer located in Hong Kong. John R. Amos ("J. Amos") is the sole stockholder of Sunwood and is a stockholder of the Company and a founder of the Company. The total amount of purchases from Sunwood during the fiscal year ended June 30, 1996 was approximately $445,000. The Company believes that the purchases of components from Sunwood have been and currently are on terms no less favorable to the Company than were and currently are available from independent third parties.

  On October 1, 1995, the Company borrowed $80,481.45 from Richard P. Stack ("R.P. Stack"), the President and Chief Executive Officer and a director of the Company, $40,000 from Teresa M. McRae ("T. McRae"), the mother of R.P. Stack, and $12,000 from Richard A. Stack ("R.A. Stack"), the father of

R.P. Stack. In connection with these loans, the Company entered into non-interest bearing convertible promissory notes with each of R.P. Stack, T. McRae and R.A. Stack, which were due and payable on demand. On April 1, 1996, May 1, 1996 and May 31, 1996, each of R.P. Stack, T. McRae and R.A. Stack, respectively, elected to convert the aggregate principal amounts outstanding under their respective notes into 430,000 shares, 86,000 shares and 17,200 shares, respectively, of Common Stock of the Company. The Company believes that each of the loans and other related transactions between it and each of R.P. Stack, T. McRae and R.A. Stack were on terms no less favorable to the Company than were available from independent third parties.

  The Company was formed September 19, 1995 by R.P. Stack, C. Norman Campbell ("C.N. Campbell") and J. Amos (collectively, the "Founders"). In connection with such formation, on September 26, 1995 R.P. Stack purchased 430,000 shares of Common Stock of the Company in exchange for payment to the Company of $2,500, C.N. Campbell purchased 288,100 shares of Common Stock of the Company in exchange for the assignment to the Company of equipment (which C.N. Campbell acquired in July 1995 at the cost of $1,750) valued at $1,675 by the Founders based upon the estimated replacement cost of such equipment and C.N. Campbell's interest in certain intellectual property (which C.N. Campbell and J. Amos developed in January 1995 at an out-of-pocket cost of less than $500) valued at less than $500 by the mutual agreement of the Founders, and J. Amos purchased 77,400 shares of Common Stock of the Company in exchange for the agreement by J. Amos to pay to the Company $450 (the "Amos Indebtedness"). On October 1, 1995, the Company borrowed $15,000 from R.P. Stack pursuant to a promissory note (the "Stack Note") bearing no interest and which provided that the principal amount of such note was due and payable on October 1, 1996. On November 1, 1995, C.N. Campbell purchased 288,100 shares of Common Stock of the Company in exchange for payment to the Company of $1,675. On April 1, 1996, R.P. Stack purchased 430,000 shares of Common Stock of the Company upon conversion of a convertible promissory note in the amount of $80,481.45. On May 31, 1996, the Company borrowed $25,000 from J. Amos pursuant to a promissory note (the "Amos Note") bearing interest at the rate of 10% per annum and providing that the principal amount of and all accrued and unpaid interest on such note is due and payable upon the earlier of May 31, 1998 or the effectiveness of a public offering of the Company. In connection with the issuance of the Amos Note, the Company granted to J. Amos a warrant to purchase the number of shares of Common Stock of the Company that results from dividing 50% of the per share offering price of the Company's Common Stock in the public offering into $25,000. The aggregate exercise price of such warrant is $1.00. On July 22, 1996, the Company agreed to cancel the Amos Indebtedness in exchange for the assignment by J. Amos to the Company of J. Amos' interest in certain intellectual property (which C.N. Campbell and J. Amos developed in January 1995 at an out-of-pocket cost of less than $500) valued at $450 by the mutual agreement of the Founders. On August 6, 1996, the Company granted to Quinciana D. Campbell, an employee of the Company and the wife of C.N. Campbell for no consideration, an option to purchase 13,500 shares of Common Stock of the Company at an exercise price of $3.50 per share under the Incentive Plan. On August 26, 1996, the Company repaid to R.P. Stack the principal amount outstanding under the Stack Note.

                              SECURITY OWNERSHIP
                                      OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1996 by each director and each executive officer of the Company whose compensation is required to be disclosed in the Summary Compensation Table, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and all directors and executive officers of the Company as a group. Except as otherwise indicated below, the Company believes that each person listed below has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

  NAME AND ADDRESS OF     SHARES BENEFICIALLY OWNED      SHARES BENEFICIALLY OWNED
       BENEFICIAL         PRIOR TO THE OFFERING(1)         AFTER THE OFFERING(2)
  OWNER OR IDENTITY OF    -----------------------------------------------------------
         GROUP               NUMBER           PERCENT       NUMBER        PERCENT
  --------------------    --------------    --------------------------- -------------
Richard P. Stack(3).....         860,000          40.86%        860,000       29.11%
C. Norman Campbell(3)...         576,200          27.38%        576,200       19.50%
Steven J. Goodman(3)....         305,033(4)       14.44%        305,033       10.29%
Alexander J. Nelson(3)..         107,500           5.11%        107,500        3.64%
Jay L. Kear(3)..........           4,166(5)           *           4,166           *
All directors and
 executive officers as a
 group (6 persons)(6)...       1,852,899          87.49%      1,848,733       62.39%

--------
 * Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 30, 1996, are deemed outstanding for computing the percentage of the persons holding such options but are not deemed outstanding for computing the percentage of any other person. As of September 30, 1996, no options to acquire shares of Common Stock were exercisable or became exercisable within 60 days. Includes 12,499 shares of Common Stock subject to warrants exercisable within 60 days of September 30, 1996 (assuming an initial public offering price of $6.00 per share). See Footnotes 4 and 5 below.

(2) Assumes the Underwriters' over-allotment option is not exercised. In the event that the Underwriters' over-allotment option is exercised in full, the Company will sell an additional 111,250 shares of Common Stock and certain Selling Stockholders will sell 16,250 shares of Common Stock.
(3) The address of such stockholder is c/o Javelin Systems, Inc., 2882C Walnut Avenue, Tustin, California 92780.

(4) Includes 296,700 shares issued in favor of The Steven J. Goodman Revocable Living Trust of which Steven J. Goodman, a director of the Company, is the sole trustee and the sole beneficiary, and with respect to which Mr. Goodman has sole voting and investment power. Also, includes 8,333 shares (assuming an initial public offering price of $6.00 per share) subject to warrants exercisable within 60 days of September 30, 1996 held by The Steven J. Goodman Charitable Remainder Trust of which Steven J. Goodman, a director of the Company, is the sole trustee and an income beneficiary, and with respect to which Mr. Goodman has sole voting and investment powers. Mr. Goodman disclaims beneficial ownership of all of the shares issuable upon exercise of such warrants for all other purposes.

(5) Represents 4,166 shares (assuming an initial public offering price of $6.00 per share) subject to a warrant exercisable within 60 days of September 30, 1996 held by the Jay Louis Kear Family Trust of which Jay L. Kear, a director of the Company, is the trustee.

(6) Includes directors' and executive officers' shares listed above, including 16,665 shares subject to warrants exercisable within 60 days after September 30, 1996.

                             SELLING STOCKHOLDERS

  The following table sets forth certain information as of September 30, 1996 with respect to each Selling Stockholder that will sell shares of the Company's Common Stock to the Underwriters if the Underwriters exercise the over-allotment option granted by the Selling Stockholders and the Company to the Underwriters. If the over-allotment option is exercised in full, the Underwriters will purchase an aggregate of 16,250 shares of Common Stock from the Selling Stockholders as set forth in the following table, and 111,250 shares of Common Stock from the Company. If the over-allotment option is exercised only in part, the Underwriters have agreed that they first will purchase from each Selling Stockholder a pro rata portion of the number of shares to be purchased in connection with the exercise of the over-allotment option, which pro rata portion shall be determined based upon the number of shares which each Selling Stockholder has requested to be sold in the offering and which shall not exceed the number of shares specified in the following table as being offered by each such Selling Stockholder. If and only if all Selling Stockholders have sold all of the shares of Common Stock specified in the following table as being offered by the Selling Stockholders, the Underwriters will then purchase from the Company any additional shares to be purchased in connection with such partial exercise of the over-allotment option, but in no event will more than 111,250 additional shares of Common Stock be purchased from the Company.

                                                                   SHARES OF COMMON
                          NUMBER OF SHARES OF NUMBER OF SHARES OF STOCK OWNED AFTER
                             COMMON STOCK     COMMON STOCK TO BE     THE OFFERING
        NAME OF              OWNED BEFORE       OFFERED IN THE    -------------------
  SELLING STOCKHOLDER        THE OFFERING          OFFERING        NUMBER    PERCENT
  -------------------     ------------------- ------------------- --------- ---------
Herbert R. and Janice N.
 Donica, as joint ten-
 ants by the entire-
 ties(1)................        10,750               6,250            4,500     0.15%
Teresa M. McRae(2)......        86,000              10,000           76,000     2.48%
                                ------              ------        ---------  -------
    Total ..............        96,750              16,250           80,500     2.63%
                                ======              ======        =========  =======

--------
(1) At no time since the date that the Company was formed (September 19, 1995) has the Selling Stockholder had any position, office or other material relationship with the Company or any of its predecessors or affiliates.
(2) Teresa M. McRae is the mother of Richard P. Stack, the President, Chief Executive Officer and a Director of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value. The following description of the Company's capital stock is qualified in all respects by reference to the Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation"), which has been filed as an exhibit to the Registration Statement incorporating this Prospectus.

COMMON STOCK

  The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of Preferred Stock. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of the Company, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of all debt and liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future. Certain holders of Common Stock are entitled to the registration rights discussed below.

PREFERRED STOCK

  Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without action by the holders of the Common Stock, may fix or alter the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock. The Board of Directors, without stockholder approval, can issue shares of Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock. No shares of Preferred Stock presently are outstanding, and the Company has no present plans to issue any such shares. The issuance of shares of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action.

REPRESENTATIVE'S WARRANTS

  The Company has agreed to sell to the Representative warrants to purchase up to 85,000 shares of Common Stock at an exercise price per share equal to 120% of the initial public offering price per share (the "Representative's Warrants"). The Representative's Warrants, which are not transferable (other than to officers or partners of the Representative) are exercisable for a period of four years beginning one year from the date of this Prospectus. See "Underwriting."

PRIVATE PLACEMENT WARRANTS

  The Company issued the Private Placement Warrants to accredited investors in connection with the Company's 1996 Private Placement of $725,000 of promissory notes. Pursuant to the terms of the Private Placement Warrants, the investors, in the aggregate, have the right to purchase up to 137,500 shares of the Company's Common Stock (assuming an initial public offering price of $6.00 per share) for an aggregate exercise price for all of such shares of $23.00. The Private Placement Warrants are transferable and may be exercised at any time after the effectiveness of an underwritten public offering by the Company. The holders of the Private Placement Warrants are entitled to the registration rights discussed below.

REGISTRATION RIGHTS

  In connection with the sale of 371,950 shares of Common Stock during the first six months of 1996, the Company granted to the holders of such shares (the "Private Placement Shares") certain rights to register such shares. In addition, in connection with the 1996 Private Placement, the Company granted to the holders of the Private Placement Warrants certain rights to register the shares of Common Stock issuable upon exercise of the Private Placement Warrants. If the Company registers any of its Common Stock for its own account, the holders of the Private Placement Shares and the Private Placement Warrants are entitled to include their shares of Common Stock in the registration, subject to certain limitations. Any such shares of Common Stock not sold in this offering will continue to have the foregoing registration rights.

  The Representative's Warrants have certain rights of registration with respect to the 85,000 shares of Common Stock issuable upon exercise thereof. The holders of the shares issuable upon exercise of the Representative's Warrants may require the Company to file one registration statement under the Securities Act with respect to such shares. In addition, if the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of the shares issuable upon exercise of the Representative's Warrants are entitled to include their shares of Common Stock in the registration, subject to certain limitations.

  The Company generally is required to bear substantially all costs incurred in connection with any such registrations, other than underwriting discounts and commissions. The foregoing registration rights could result in substantial future expense to the Company and could adversely affect any future equity or debt offerings of the Company.

CERTAIN PROVISIONS OF DELAWARE LAW AND CHARTER DOCUMENTS

  The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law (the "Delaware GCL"), an anti-takeover law. In general, Section 203 of the Delaware GCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price of the shares of Common Stock held by stockholders.

  As permitted by the Delaware GCL, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors to the extent permitted by the Delaware GCL. In addition, the Amended and Restated Bylaws ("Bylaws") of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware GCL. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Delaware law and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified. The Company intends to obtain directors' and officers' liability insurance concurrent with the effectiveness of this offering. The foregoing provisions of the Company's Bylaws and indemnification agreements would be available for indemnification of, and advancing of expenses to, officers and directors of the Company in connection with liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's Bylaws and/or indemnification agreements, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

  The Company's Certificate of Incorporation and Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The provisions of the Certificate of Incorporation and Bylaws of the Company with respect to the foregoing may be amended, modified or rescinded by the holders of at least 66 2/3% of the Company's outstanding voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control or other corporation action.

TRANSFER AGENT AND REGISTRAR

  The stock transfer agent and registrar for the Common Stock is U.S. Stock Transfer Corporation, Glendale, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 2,954,250 shares of Common Stock outstanding. All of such outstanding shares will be freely transferable by persons other than "affiliates" of the Company (as that term is defined under the Securities Act) without restriction or further registration under the Securities Act. In addition, all of the 137,500 shares of Common Stock (assuming an initial public offering price of $6.00 per share) issuable upon exercise of the Private Placement Warrants will be similarly freely transferable by persons other than "affiliates" of the Company. As of August 30, 1996, the Company had 10 holders of record of its Common Stock and 22 holders of record of its Private Placement Warrants.

  Pursuant to the terms of certain lock-up agreements and the Underwriting Agreement, the Representative has required that 2,088,000 shares of such Common Stock owned by the Selling Stockholders, officers, directors and other holders, as well as Common Stock obtained by them upon exercise of stock options, and all of the 137,500 shares of Common Stock (assuming an initial public offering price of $6.00 per share) issuable upon exercise of the Private Placement Warrants, may not be sold until one year from the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date"); provided, however, that holders of Common Stock other than the officers and directors of the Company may sell up to fifty percent (50%) of the shares of Common Stock held by them at the Effective Date after the expiration of 180 days from the Effective Date; and, provided, further, however, that holders of Common Stock acquired upon exercise of the Private Placement Warrants may sell up to twenty-five percent (25%) of the shares of Common Stock held by them at the Effective Date every 90 days following the Effective Date.

  With respect to persons who are deemed to be "affiliates" of the Company, in general, under Rule 144, as currently in effect, an "affiliate" is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 30,000 shares immediately following the offering) or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company.

  In addition to the shares of Common Stock that are currently outstanding, a total of (a) 300,000 shares of Common Stock have been reserved for issuance under the Company's Incentive Plan, of which options to acquire 191,000 shares of Common Stock have been granted, (b) 137,500 shares of Common Stock may be issued upon the exercise of the Private Placement Warrants (assuming an initial public offering price of $6.00 per share), and (c) 85,000 shares of Common Stock may be issued upon the exercise of the Representative's Warrants. See "Description of Capital Stock;" "Management--Certain Transactions" and "Management--Stock Incentive Award Plan."

  Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract (such as the Incentive Plan) is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares to the extent vested on the Effective Date without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the Effective Date.

  Following the consummation of this offering, the Company may file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Incentive Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon its filing.

  The Company is unable to estimate the number of shares that may be sold in the future by its existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of Common Stock prevailing from time to time. Sales of a substantial number of shares of Common Stock by existing stockholders could adversely affect prevailing market prices.

                                 UNDERWRITING

  The Underwriters named below, represented by Meridian Capital Group, Inc. (the "Representative"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions and that the Underwriters are committed to purchase all of such shares (other than the Common Stock covered by the over-allotment option as described below), if any are purchased.

                                                                      NUMBER OF
          UNDERWRITERS                                                 SHARES
          ------------                                                ---------
      Meridian Capital Group, Inc....................................
      Sharpe Capital, Inc............................................
                                                                       -------
          Total......................................................  850,000
                                                                       =======

  The Company has been advised by the Representative that the Underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus, and to certain securities dealers
at such price less a concession of not more than $.   per share, and that the
Underwriters and such dealers may reallow to other dealers, including the
Underwriters, a discount not in excess of $.   per share. After the public
offering, the public offering price and concessions and discounts may be changed by the Representative. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

  The Company and Selling Stockholders have granted an option to the Underwriters, exercisable in the discretion of the Representative for a period of 45 days after the date of this Prospectus, to purchase up to an additional 111,250 shares and 16,250 shares of Common Stock, respectively, at the public offering price set forth on the cover page of this Prospectus less the underwriting discounts and commissions. The Representative may exercise this option only to cover over-allotments, if any. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase pro rata from the Company and each Selling Stockholder an aggregate percentage of such additional shares approximately equal to the percentage of shares it was obligated to purchase from the Company pursuant to the Underwriting Agreement.

  The Representative has informed the Company that it does not expect any sales in excess of 5% of the number of shares of Common Stock offered hereby to be made to discretionary accounts by the Underwriters.

  The Company has agreed to pay the Representative a non-accountable expense allowance of 3% of the offering proceeds, including any proceeds from the sale of shares subject to the Underwriter's over-allotment option, if exercised. The Representative's expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess may be deemed to be compensation to the Representative.

  The Underwriting Agreement provides that the Company (and the Selling Stockholders, with respect to the over-allotment option) will indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the Underwriters and their controlling persons may be required to make in respect thereof. The Company and the Selling Stockholders have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  The Company has agreed to sell to the Representative, for a total of $8.50, warrants (the "Representative's Warrants") to purchase up to 85,000 shares of Common Stock at an exercise price per share equal to 125% of the initial public offering price per share. The Representative's Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus, and are not transferable for a period of one year except to officers of the Representative or any successor to the Representative. In addition, the Company has granted certain rights to the holders of the Representative's Warrants to register the Common Stock underlying the Representative's Warrants under the Securities Act.

  The Company, the Selling Stockholders, certain other existing stockholders, the holders of the Private Placement Warrants and the officers and directors of the Company have agreed not to sell any shares of Common Stock prior to the expiration of one year from the date of this Prospectus; provided, however, that the Selling Stockholders and the other existing stockholders (other than the officers and directors of the Company) may sell up to fifty percent (50%) of the shares of Common Stock held by them at the Effective Date after the expiration of 180 days from the Effective Date and, provided, further, however, that holders of Common Stock acquired upon exercise of the Private Placement Warrants may sell up to twenty-five percent (25%) of the shares of Common Stock held by them at the Effective Date every 90 days following the Effective Date. See "Shares Eligible for Future Sale."

  Prior to this offering, there has been no market for the Common Stock of the Company. Accordingly, the initial public offering price has been determined by negotiations between the Company and the Representative. Among the factors considered in determining the initial public offering price were the Company's results of operations, current financial condition and products, the markets addressed by the Company's products, the Company's future prospects, the experience of its management, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company.

  The Representative was registered as a broker/dealer and became a member of the National Association of Securities Dealers, Inc. in October 1994. The Representative has previously participated in two public offerings as an underwriter.

  The foregoing sets forth the material terms and conditions of the Underwriting Agreement, but does not purport to be a complete statement of the terms and conditions thereof, copies of which are on file at the offices of the Company and the Securities and Exchange Commission, Washington, D.C. See "Additional Information."

                                 LEGAL MATTERS

  The legality of the issuance of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Allen, Matkins, Leck, Gamble & Mallory LLP, a limited liability partnership including professional corporations, Irvine, California. Certain legal matters will be passed upon for the Underwriters by Radcliff, Frandsen, Tricker & Dongell, Los Angeles, California.

                                    EXPERTS

  The financial statements of Javelin Systems, Inc. at June 30, 1996 and for the period from September 19, 1995 (date of inception) to June 30, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A registration statement on Form SB-2, including amendments thereto (herein, the "Registration Statement") relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission.

  The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Commission's address on the World Wide Web is http://www.sec.gov.

                             JAVELIN SYSTEMS, INC.

                              FINANCIAL STATEMENTS

                     FOR THE PERIOD FROM SEPTEMBER 19, 1995
                      (DATE OF INCEPTION) TO JUNE 30, 1996

                                    CONTENTS

Report of Independent Auditors.............................................. F-2
Financial Statements
Balance Sheet............................................................... F-3
Statement of Operations..................................................... F-4
Statement of Stockholders' Equity........................................... F-5
Statement of Cash Flows..................................................... F-6
Notes to Financial Statements............................................... F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Javelin Systems, Inc.

  We have audited the accompanying balance sheet of Javelin Systems, Inc. as of June 30, 1996, and the related statements of operations, stockholders' equity and cash flows for the period from September 19, 1995 (date of inception) to June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Javelin Systems, Inc. at June 30, 1996, and the results of its operations and its cash flows for the period from September 19, 1995 (date of inception) to June 30, 1996 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Orange County, California
August 15, 1996
except as to Note 8, as to which the
date is August 29, 1996.

                             JAVELIN SYSTEMS, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1996

ASSETS
Current assets:
  Cash.............................................................. $   6,404
  Accounts receivable...............................................   693,679
  Inventories.......................................................   209,350
  Other current assets..............................................     4,107
                                                                     ---------
Total current assets................................................   913,540
Furniture, fixtures and equipment, at cost:
  Computer equipment................................................    21,960
  Furniture and fixtures............................................     4,455
  Leasehold improvements............................................     4,551
                                                                     ---------
                                                                        30,996
  Less accumulated depreciation and amortization....................     3,044
                                                                     ---------
                                                                        27,922
Other assets, net...................................................     9,851
                                                                     ---------
Total assets........................................................ $ 951,313
                                                                     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit.................................................... $ 206,552
  Accounts payable..................................................   356,769
  Accrued expenses..................................................    32,973
  Current maturities of notes payable to stockholders...............    65,000
  Current maturities of long-term debt..............................    20,000
                                                                     ---------
Total current liabilities...........................................   681,294
Notes payable to stockholders, net of current portion...............    25,000
Long-term debt, net of current portion..............................    50,000
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $0.01 par value:
    Authorized shares--1,000,000
    Issued and outstanding shares--none.............................       --
  Common stock, $0.01 par value:
    Authorized shares--10,000,000
    Issued and outstanding shares--2,104,250........................   369,206
  Deferred charge related to warrants issued in connection with notes payable....................................................  (119,845)
  Accumulated deficit...............................................   (54,342)
                                                                     ---------
Total stockholders' equity..........................................   195,019
                                                                     ---------
Total liabilities and stockholders' equity.......................... $ 951,313
                                                                     =========

                            See accompanying notes.

                             JAVELIN SYSTEMS, INC.

                            STATEMENT OF OPERATIONS

  FOR THE PERIOD FROM SEPTEMBER 19, 1995 (DATE OF INCEPTION) TO JUNE 30, 1996

Net sales.......................................................... $1,463,627
Cost of sales......................................................  1,104,171
                                                                    ----------
Gross profit.......................................................    359,456
Operating expenses:
  Research and development.........................................     46,771
  Selling and marketing............................................     83,495
  General and administrative.......................................    244,736
                                                                    ----------
Total operating expenses...........................................    375,002
                                                                    ----------
Operating loss.....................................................    (15,546)
Interest expense...................................................     38,796
                                                                    ----------
Net loss........................................................... $  (54,342)
                                                                    ==========
Net loss per share................................................. $    (0.03)
                                                                    ==========
Shares used in computing net loss per share........................  2,086,260
                                                                    ==========




                            See accompanying notes.

                             JAVELIN SYSTEMS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

  FOR THE PERIOD FROM SEPTEMBER 19, 1995 (DATE OF INCEPTION) TO JUNE 30, 1996

                                                DEFERRED
                                             CHARGE RELATED
                                              TO WARRANTS
                                               ISSUED IN
                             COMMON STOCK      CONNECTION
                          ------------------   WITH NOTES   ACCUMULATED
                           SHARES    AMOUNT     PAYABLE       DEFICIT    TOTAL
                          --------- -------- -------------- ----------- --------
Issuance of common stock
 for cash...............  1,274,950 $ 85,050   $     --      $    --    $ 85,050
Issuance of common stock
 for equipment..........    288,100    1,675         --           --       1,675
Issuance of common stock
 upon conversion of
 notes payable..........    541,200  152,481         --           --     152,481
Value assigned to war-
 rants issued in connec-
 tion with notes pay-
 able...................        --   130,000    (130,000)         --         --
Amortization of deferred
 charge.................        --       --       10,155          --      10,155
Net loss................        --       --          --       (54,342)   (54,342)
                          --------- --------   ---------     --------   --------
Balance at June 30,
 1996...................  2,104,250 $369,206   $(119,845)    $(54,342)  $195,019
                          ========= ========   =========     ========   ========




                            See accompanying notes.

                             JAVELIN SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS

  FOR THE PERIOD FROM SEPTEMBER 19, 1995 (DATE OF INCEPTION) TO JUNE 30, 1996

OPERATING ACTIVITIES
Net loss...........................................................  $ (54,342)
Adjustments to reconcile net loss to net cash used in operating ac-
 tivities:
  Depreciation and amortization....................................      3,251
  Amortization of deferred charge related to warrants..............     10,155
  Changes in operating assets and liabilities:
    Accounts receivables...........................................   (693,679)
    Inventories....................................................   (209,350)
    Other current assets...........................................     (4,107)
    Accounts payable...............................................    356,769
    Accrued expenses...............................................     32,973
                                                                     ---------
Net cash used in operating activities..............................   (558,330)
INVESTING ACTIVITIES
Purchase of furniture, fixtures and equipment......................    (29,291)
Other..............................................................     (8,542)
                                                                     ---------
Net cash used in investing activities..............................    (37,833)
FINANCING ACTIVITIES
Net borrowings under line of credit................................    206,552
Proceeds from issuance of notes payable to related parties.........    222,481
Increase in long-term debt.........................................     90,000
Issuance of common stock...........................................     85,050
Deferred offering costs............................................     (1,516)
                                                                     ---------
Net cash provided by financing activities..........................    602,567
                                                                     ---------
Net increase in cash...............................................      6,404
Cash at beginning of period........................................        --
                                                                     ---------
Cash at end of period..............................................  $   6,404
                                                                     =========
SUPPLEMENTARY DISCLOSURE OF CASH PAID DURING THE PERIOD FOR:
Interest...........................................................  $  28,641
                                                                     =========
State franchise taxes..............................................  $     800
                                                                     =========
SUPPLEMENTARY DISCLOSURE OF NON CASH FINANCING ACTIVITIES:
Equipment acquired for common stock................................  $   1,675
                                                                     =========
Notes payable converted to common stock............................  $ 152,481
                                                                     =========


                            See accompanying notes.

                             JAVELIN SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

  Javelin Systems, Inc. ("the Company") was incorporated in the State of Delaware under the name of Sunwood Research, Inc. on September 19, 1995. The Company designs, develops, markets and sells open system touch screen point-of-sale ("POS") computers, primarily for the foodservice industry.

  The Company has incurred losses of $54,342 from inception, primarily due to the start-up nature of its business. The ability of the Company to establish itself as a successful operating entity on an ongoing basis is dependent upon future events, including further marketing of its products and achieving profitable operations. As discussed in Note 8, the Company plans to sell its common stock through an initial public offering.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Actual results could differ from those estimates.

INVENTORIES

  Inventories consist primarily of computer hardware and components and are stated at the lower of cost (first-in, first-out) or market as follows:

   Raw materials....................................................... $203,950
   Finished goods......................................................    5,400
                                                                        --------
                                                                        $209,350
                                                                        ========

CONCENTRATION OF BUSINESS AND CREDIT RISK

  The Company operates within an industry that is subject to rapid technological advancement, intense competition and uncertain market acceptance. The introduction of new technologies, competitors' alternative products and ultimate market acceptance of the products sold by the Company, could have a substantial impact on the future operations of the Company.

  Financial instruments which potentially subject the Company to a concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers and collateral is generally not required. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for potential losses which, when realized, have been within the range of management's expectations. As of June 30, 1996, four customers accounted for 68% of total accounts receivable.

  Sales to two customers aggregated 30% and 24%, respectively, of net sales since inception.

DEFERRED OFFERING COSTS

  Deferred offering costs of $1,516 consist of incremental costs incurred in connection with the planned initial public offering described in Note 8. Such costs will be offset against the proceeds from the sale of securities upon successful completion of the planned public offering.

                             JAVELIN SYSTEMS, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEPRECIATION AND AMORTIZATION

  Depreciation is computed using the straight line method over the estimated useful lives of the respective assets, generally three years.

WARRANTIES

  The Company's products are under warranty for defects in material and workmanship for one year. Certain components included in the Company's products are covered by manufacturer's warranties. Costs related to after-sale service and repair are accrued as warranty expense at the time of sale, and to date, such costs have been insignificant.

REVENUE RECOGNITION

  Revenues from sales of products are recognized upon shipment of the products. The Company generally does not have any significant remaining obligations upon shipment of its products. Product returns and sales allowances, which have not been significant historically, are provided for at the date of sale.

RESEARCH AND DEVELOPMENT

  The Company expenses the cost of research and development as incurred. Continuous research and development is necessary for the Company to maintain its competitive position.

ADVERTISING COSTS

  The Company expenses the production costs of advertising as incurred. To date, advertising expenses have not been significant.

TAXES BASED ON INCOME

  Deferred taxes are provided for items recognized in different periods for financial and tax reporting purposes in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes.

NET LOSS PER COMMON SHARE

  Net loss per common share is computed using the weighted average number of common shares and common share equivalents outstanding during the period presented. Common share equivalents result from the effect of outstanding options and warrants to purchase common stock. Pursuant to the requirements of the Securities and Exchange Commission, common shares and common share equivalents issued by the Company during the twelve months immediately preceding the proposed initial public offering have been included in the calculation of the shares used in computing net loss per common share as if they were outstanding for the entire period presented (using the treasury stock method and the estimated public offering price of $6 per share in calculating equivalent shares).

RECENTLY ISSUED ACCOUNTING STANDARDS

  In October 1995, Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (FAS 123) was issued and is effective for fiscal years that begin after December 15, 1995. The Company intends to continue to account for employee stock options in accordance with APB Opinion No. 25 and will make the pro forma disclosures required by FAS 123 in fiscal 1997. Accordingly, the adoption of the standard will not have a material effect on the Company's financial position or results of operations.

                             JAVELIN SYSTEMS, INC.

2. LINE OF CREDIT

  The Company has a line of credit with a financial institution under which it may borrow up to 80% of the Company's eligible accounts receivable (as defined) with monthly interest based upon the prime rate of a national financial institution, however, such rate cannot be less than 2.5% per month. Borrowings under the line of credit are collateralized by substantially all the assets of the Company. The line of credit expires in December 1996. As of June 30, 1996, borrowings under the line aggregated $206,552 (2.5% per month) and there was $20,898 available for future borrowings.

3. STOCKHOLDERS' EQUITY

WARRANTS

  In connection with the issuance of various promissory notes through June 30, 1996 the Company granted warrants to acquire the Company's common stock to the noteholders. The number of shares that can be acquired under the warrants is based upon the per share offering price in an initial public offering by the Company. Assuming an offering price of $6 per share, the warrants will entitle the holders to purchase a total of 33,333 shares of the Company's common stock for an aggregate purchase price of $4. The outstanding warrants become exercisable following the effectiveness of a public offering of the Company's common stock and have no expiration date. The Company has assigned a value of $130,000 to the warrants which has been accounted for as additional paid in capital in the accompanying financial statements. The deferred charge related to the warrants is being amortized over the lives of the related promissory notes.

4. INCOME TAXES

  No provision for federal or state income taxes is required since the Company has incurred losses since inception.

  Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. Temporary differences which give rise to deferred tax assets are as follows:

   Net operating loss carryforwards................................... $  7,200
   Accrued liabilities................................................   10,400
   Valuation allowance................................................  (17,600)
                                                                       --------
   Net deferred tax assets............................................ $    --
                                                                       ========

  The Company has incurred operating losses since inception, and due to the uncertainty regarding future results of operations, the Company has provided a full valuation allowance against its net deferred tax assets.

  At June 30, 1996, the Company has a net operating loss carryforward available to offset future taxable income of approximately $18,000 which expires in 2011. Under the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for federal income tax reporting purposes may be subject to annual limitations. Should a change in ownership occur, the availability of net operating loss carryforwards may be limited in future years.

                             JAVELIN SYSTEMS, INC.

5. NOTES PAYABLE TO STOCKHOLDERS AND LONG-TERM DEBT

  Notes payable to stockholders at June 30, 1996 consists of the following:

   Promissory notes, bearing interest at 10%, due on various dates in
    1997 and 1998..................................................... $75,000
   Unsecured, noninterest bearing demand note.........................  15,000
                                                                       -------
                                                                        90,000
   Less current portion...............................................  65,000
                                                                       -------
                                                                       $25,000
                                                                       =======

  Long-term debt at June 30, 1996 consists of the following:

   Unsecured demand note, bearing interest at 8%....................... $20,000
   Promissory notes, bearing interest at 10% due on various dates in
    1997 and 1998......................................................  50,000
                                                                        -------
                                                                         70,000
   Less current portion................................................  20,000
                                                                        -------
                                                                        $50,000
                                                                        =======

  Annual maturities of notes payable to stockholders and long-term debt are as follows:

   1997................................................................. $85,000
   1998.................................................................  75,000

  Promissory notes become due and payable upon the effectiveness of a public offering of the Company's common stock.

  Due to their short-term nature and/or market rate of interest, the fair values of the Company's notes payable to stockholders, long-term debt and other financial instruments approximate their carrying values.

6. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

  The Company leases its facilities and certain equipment under noncancelable operating leases which expire at various dates through 1998.

  Future minimum annual lease payments at June 30, 1996 are as follows:

   1997................................................................. $42,853
   1998.................................................................  42,718
   1999.................................................................   8,767
                                                                         -------
                                                                         $94,338
                                                                         =======

  Rent expense under operating lease agreements aggregated $16,596 for the period ended June 30, 1996, and is included in general and administrative expenses in the accompanying statement of operations.

                             JAVELIN SYSTEMS, INC.

7. RELATED PARTY

  During the period ended June 30, 1996, the Company purchased a total of approximately $445,000 of electronic components from a company owned by a shareholder and founder of the Company. Included in accounts payable at June 30, 1996, is $73,580 due to that Company.

8. SUBSEQUENT EVENTS

STOCK SPLIT

  On August 23, 1996, the Company effected a 4,300-for-1 stock split. All references in the accompanying financial statements and notes to shares outstanding and per share amounts have been adjusted to reflect the impact of this stock split.

STOCK OPTIONS

  In August 1996, the Company adopted a stock incentive award plan (the "Plan") under which the Board of Directors, or a committee appointed for such purpose, may from time to time grant options, restricted stock or other stock-based compensation to the directors, officers, eligible employees or consultants of the Company to acquire up to an aggregate of 300,000 shares of common stock, in such numbers, under such terms and at such exercise prices as are determined by the Board or such committee. It is the Company's intention to grant options under the Plan principally to employees. In August 1996, the Company granted options to certain employees and a director to purchase an aggregate of 121,000 shares of its common stock at exercise prices of $3.50 to $4.50 per share.

BRIDGE FINANCING

  In July and August 1996, the Company issued $600,000 of the Company's 10% Promissory Notes, due on the earlier of (i) one year from the date of the respective notes, or (ii) the effectiveness of a public offering of the Company's common stock, together with warrants to purchase shares of the Company's common stock. The majority of the warrants expire 90 days after the effectiveness of a public offering of the Company's common stock. The number of shares of common stock that can be acquired under the warrants will be based upon the offering price of the Company's common stock in a public offering. Assuming an initial public offering price of $6 per share, these warrants will entitle the holders to purchase a total of 104,167 shares of the Company's common stock for the aggregate exercise price of $19.00.

REGISTRATION STATEMENT

  On August 6, 1996, the Board of Directors authorized the Company to file a registration statement on Form SB-2 with the Securities and Exchange Commission for an initial public offering of 850,000 shares of common stock at an estimated offering price of $5.00 to $7.00 per share. In connection with the offering, the Company will sell the representatives of the underwriters a warrant, for $8.50, to purchase 85,000 shares of the Company's common stock at 120 percent of the offering price.

Hardware Solutions for quick service restaurants, full service restaurants, hospitality and retail establishments including:

  Transaction Processing

  In-Store Controls

  Management Information

  Javelin Systems, Inc. is dedicated to offering the latest in design and technology.


                              [COLOR PHOTOGRAPHS]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary....................                                        3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   14
Dilution..................................................................   15
Capitalization............................................................   16
Selected Financial Data...................................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   21
Management................................................................   28
Security Ownership of Certain Beneficial Owners and Management............   34
Selling Stockholders......................................................   35
Description of Capital Stock..............................................   36
Shares Eligible for Future Sale...........................................   39
Underwriting..............................................................   40
Legal Matters.............................................................   42
Experts...................................................................   42
Additional Information....................................................   42
Index to Financial Statements.............................................  F-1

 UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             JAVELIN SYSTEMS, INC.

                                850,000 SHARES
                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------


                         MERIDIAN CAPITAL GROUP, INC.

                           SHARPE CAPITAL, INC.

                                   , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Bylaws require that directors and officers be indemnified to the maximum extent permitted by Delaware law.

  The Delaware GCL provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. The indemnification described in clauses
(ii) and (iii) above shall be made upon order by a court or a determination by
(i) a majority of disinterested directors, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) the stockholders that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate. The Company's Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

  The Company has entered into indemnity agreements (the "Indemnity Agreements") with each director or officer designated by the Board of Directors. The Indemnity Agreements require that the Company indemnify directors and officers who are parties thereto in all cases to the fullest extent permitted by Delaware law. Under the Delaware GCL, except in the case of litigation in which a director or officer is successful on the merits, indemnification of a director or officer is discretionary rather than mandatory. Consistent with the Company's Bylaw provision on the subject, the Indemnity Agreements require the Company to make prompt payment of litigation expenses at the request of the director or officer in advance of indemnification provided that he undertakes to repay the amounts if it is ultimately determined that he is not entitled to indemnification for such expenses. The advance of litigation expenses is mandatory; under the Delaware GCL such advance would be discretionary. Under the Indemnity Agreements, the director or officer is permitted to bring suit to seek recovery of amounts due under the Indemnity Agreements and is entitled to recover the expenses of seeking such recovery unless a court determines that the action was not made in good faith or was frivolous. Without the Indemnity Agreements, the Company would not be required to pay the director or officer for his expenses in seeking indemnification recovery against the Company. Under the Indemnity Agreements, directors and officers are not entitled to indemnity or advancing of expenses (i) if such director or officer has recovered payment under an insurance policy for the subject claim, or has otherwise been indemnified against the subject claim, (ii) for actions initiated or brought by the director or officer and not by way of defense (except for actions seeking indemnity or expenses from the Company), (iii) if the director or officer violated section 16(b) of the Securities Exchange Act of 1934 or similar provisions of law or (iv) if a court of competent jurisdiction determines that the director or officer failed to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any proceeding which is of a criminal nature, had reasonable cause to believe his conduct was unlawful. Absent the Indemnity Agreements, indemnification that might be made available to directors and officers could be changed by amendments to the Company's Certificate of Incorporation or Bylaws.

  The Company intends to have a policy of directors and officers liability insurance in effect upon consummation of the offering contemplated hereby which will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

  The Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all expenses, other than the underwriting discounts and commissions and the non-accountable expense allowance, payable by the Registrant in connection with the sale of the Common Stock being registered. All of the amounts will be paid by the Registrant, and Selling Stockholders will not be required to pay any portion of such amounts. All of the amounts are estimates except for the registration fee and the NASD filing fee.

      Registration fee.................................................. $2,606
      NASD filing fee...................................................  1,256
      Nasdaq inclusion fee..............................................   *
      Blue sky qualification fees and expenses..........................   *
      Directors and officers Insurance..................................   *
      Printing and engraving expenses...................................   *
      Legal fees and expenses...........................................   *
      Accounting fees and expenses......................................   *
      Transfer agent and registrar fees.................................   *
      Miscellaneous.....................................................   *
                                                                         ------
        Total........................................................... $ *
                                                                         ======

--------
* To be completed by Amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

  Since inception (September 19, 1995), the Registrant has sold and issued the following unregistered securities pursuant to an exemption under the Securities Act:

  1. On September 26, 1995, the Registrant issued 430,000 shares of Common Stock to Richard P. Stack, 288,100 shares of Common Stock to C. Norman Campbell and 77,400 shares of Common Stock to John R. Amos at a per share price of approximately $.006 per share. The issuance of the Common Stock was deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  2. On November 1, 1995, the Registrant issued 288,100 shares of Common Stock to C. Norman Campbell and 107,500 shares of Common Stock to Alex Nelson at a per share price of approximately $.006 per share. The issuance of the Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  3. On January 9, 1996, the Registrant issued 180,600 shares of Common Stock to The Steven J. Goodman Revocable Living Trust ("Goodman") and 25,800 shares of Common Stock to GAK Limited, a Delaware limited partnership ("GAK"), of which Horace and Madeleine Hertz are the general partners, at a per share price of approximately $.02 per share. The issuance of the Common Stock was deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  4. On April 1, 1996, the Registrant issued 430,000 shares of Common Stock to Richard P. Stack at a per share price of approximately $.19 per share upon conversion of a convertible promissory note originally issued in October 1995. The issuance of the convertible promissory note and the Common Stock was deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  5. On April 3, 1996, the Registrant issued 116,100 shares of Common Stock to Goodman at a per share price of approximately $.22 per share. The issuance of the Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  6. On May 1, 1996, the Registrant issued 86,000 shares of Common Stock to Teresa M. McRae at a per share price of approximately $.47 per share upon conversion of a convertible promissory note originally issued in October 1995. The issuance of the convertible promissory note and the Common Stock was deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  7. On May 23, 1996, the Registrant issued 38,700 shares of Common Stock to GAK at a per share price of approximately $.65 per share. The issuance of the Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  8. On May 31, 1996, the Registrant issued 17,200 shares of Common Stock to Richard A. Stack at a per share price of approximately $.70 per share upon conversion of a convertible promissory note originally issued in October 1995. The issuance of the convertible promissory note and the Common Stock was deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  9. On June 3, 1996, the Registrant issued 10,750 shares of Common Stock to Herbert R. and Janice N. Donica, as joint tenants by the entireties, at a per share price of approximately $2.33 per share. The issuance of the Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  10. On October 1, 1995, the Registrant issued a Promissory Note in the amount of $15,000 to Richard P. Stack. The issuance of the Promissory Note was deemed to be exempt from registration under the Securities Act by virtue of
Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  11. In February 1996, the Company issued two Promissory Notes, each in the original principal amount of $20,000, to each of Peter Aiello and Jim Cox. The Promissory Note issued to Mr. Cox is convertible at his option into shares of Common Stock at a per share price of $2.50 per share. Effective as of June 30, 1996, Mr. Cox converted his Promissory Note into 8,000 shares of Common Stock. The issuance of the Promissory Notes and the Common Stock issued upon conversion of Mr. Cox's Promissory Note was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  12. At various times commencing May 1996 through August 1996, the Registrant issued Promissory Notes to the following accredited investors in the following original principal amounts: (1) The Steven J. Goodman Charitable Remainder Trust (the "Goodman CRT"), $50,000; (2) John R. Amos, $25,000; (3) Kanayo Partabrai Gangwani, $25,000; (4) Jack S. Kompan, two Promissory Notes aggregating $50,000; (5) Universal Partners, L.P., a partnership that specializes in providing bridge financing of which Windy City Bridges, Inc. is a general partner, $25,000; (6) Scott Robinson, $25,000; (7) Rebecca L. Gregarek, $12,500; (8) David M. Munch, $25,000;

(9) David J. Gregarek, $25,000; (10) Jay Louis Kear Family Trust, $25,000;
(11) Mildred J. Geiss, $37,500; (12) Westerling Family Trust, $100,000; (13) Yu Family Revocable Trust, $25,000; (14) Kenneth and Linda Bloom, $25,000;
(15) Christopher Neil, $25,000; (16) Izzy Rabinowitz, $50,000; (17) Don R. Thorne, $50,000; (18) Mark Ratto, $12,500; (19) B.C. Investments, $12,500;
(20) Chris Brown, $50,000; (21) Victor A. Ince and Terry A. Ince, joint tenants, $25,000; and (22) Caribou Bridge Fund, LLC, $25,000. Concurrent with the issuance of each of the foregoing Promissory Notes, the Registrant issued warrants to purchase shares of Common Stock (the "Warrants") in an amount equal to the number of shares that results from dividing the initial public offering price into the original principal amount of the Promissory Note, with the exception of the Promissory Notes issued to Mr. Amos, Mr. Gangwani and Mr. Kompan which provided for 50% of the initial public offering price being divided into the original principal amount of their respective Promissory Notes. The total purchase price for all of the shares of Common Stock issuable upon the exercise of such Warrants is an aggregate of $1.00 per Warrant, or $23.00 in the aggregate. The Warrants become exercisable after the Registrant obtains effectiveness of an underwritten public offering of its Common Stock. In connection with the sales of certain of the Promissory Notes and Warrants, the Registrant paid a total of $15,000 in commissions to Spencer Edwards in its capacity as a selling agent and $27,500 to Meridian Capital Group, Inc. in its capacity as a selling agent. The issuance of the Promissory Notes and the Warrants was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and Rule 504 of Regulation D promulgated thereunder because the issuance did not involve a public offering.

  13. In August and September 1996, the Registrant granted options to purchase an aggregate of 111,000 shares of Common Stock at exercise prices of $3.50 per share, 60,000 shares at exercise prices of $4.50 per share and 20,000 shares at exercise prices of $2.50 per share to certain officers, directors, key employees and consultants under the Registrant's 1996 Stock Incentive Award Plan. The grant of all such options was deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under the Securities Act.

  The foregoing information has been adjusted to reflect a 4,300 for 1 stock split of the Common Stock effected in August 1996.

ITEM 27. EXHIBITS.

  The following is a list of exhibits filed as a part of this Registration
Statement:

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
  1.1    Form of Underwriting Agreement by and between the Registrant and
         Meridian Capital Group, Inc.
  3.1    Amended and Restated Certificate of Incorporation of Registrant(2)
  3.2    Amended and Restated Bylaws of Registrant(2)
  3.3    Certificate of Amendment of Amended and Restated Certificate of
         Incorporation of Registrant
  3.4    Amendment to Amended and Restated Bylaws of Registrant
  4.1    Form of Representative's Warrant Agreement by and between the
         Registrant and Meridian Capital Group, Inc. (1)
  4.2    Form of Certificate Evidencing Shares of Registrant's Common Stock
  5.1    Opinion of Allen, Matkins, Leck, Gamble & Mallory LLP(1)
 10.1    1996 Stock Incentive Award Plan of Registrant(2)
 10.2    Form of 1996 Director Non-Qualified Stock Option Agreement(2)
 10.3    Form of 1996 Employee Non-Qualified Stock Option Agreement(2)
 10.4    Employment Agreement dated August 19, 1996 by and between the
         Registrant and Richard P. Stack(2)
 10.5    Employment Agreement dated August 19, 1996 by and between the
         Registrant and C. Norman Campbell(2)
 10.6    Form of Indemnity Agreement entered into with each of the Registrant's officers and directors(2)
 10.7    Form of Stockholders Lock-Up Agreement to be entered into by the stockholders of Registrant(2)

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
 10.8    Form of Directors and Officers Lock-Up Agreement to be entered into by directors and officers of Registrant(2)
 10.9    Form of Bridge Investors Lock-Up Agreement to be entered into by the holders of Warrants to purchase Common Stock of Registrant(2)
 10.10   Promissory Note dated October 1, 1995 in the original principal amount of $80,481.45 payable by the Registrant in favor of Richard P. Stack
         (the "R.P. Stack Note")(2)
 10.11   Letter Agreement dated April 1, 1996 between the Registrant and
         Richard P. Stack regarding the conversion of the R.P. Stack Note into shares of the Common Stock of the Registrant(2)
 10.12   Promissory Note dated October 1, 1995 in the original principal amount of $40,000 payable by the Registrant in favor of Teresa M. McRae (the
         "T. McRae Note")(2)
 10.13   Letter Agreement dated May 1, 1996 between the Registrant and Teresa
         M. McRae regarding the conversion of the T. McRae Note into shares of the Common Stock of the Registrant(2)
 10.14   Promissory Note dated October 1, 1995 in the original principal amount of $12,000 payable by the Registrant in favor of Richard A. Stack (the
         "R.A. Stack Note")(2)
 10.15   Letter Agreement dated May 31, 1996 between the Registrant and Richard
         A. Stack regarding the conversion of the R.A. Stack Note into shares of the Common Stock of the Registrant(2)
 10.16   Standard Industrial/Commercial Single-Tenant Lease-Gross dated October
         19, 1995 by and between Robert P. Peebles Trust, Dated 4-11-79, and the Registrant for that certain real property located at 2882C Walnut
         Avenue, Tustin, California 92780(2)
 10.17   Loan and Security Agreement dated December 4, 1995 by and between Main
         Credit Corp. and the Registrant, as amended by that certain letter agreement dated June 17, 1996(2)
 10.18   Accounts Collateral Security Agreement dated December 4, 1995 by and between Main Credit Corp. and the Registrant(2)
 10.19   Inventory Collateral Security Agreement dated December 4, 1995 by and between Main Credit Corp. and the Registrant(2)
 10.20   Equipment Collateral Security Agreement dated December 4, 1995 by and between Main Credit Corp. and the Registrant(2)
 10.21   Stock Purchase Agreement dated January 9, 1996 by and among the
         Registrant, the Steven J. Goodman Revocable Living Trust and Richard
         P. Stack(2)
 10.22   Stock Purchase Agreement dated January 9, 1996 by and among the
         Registrant, GAK Limited and Richard P. Stack(2)
 10.23   Letter Agreement dated February 15, 1996 between the Registrant and
         Jim Cox regarding loan in the original principal amount of $20,000 made by Jim Cox to the Registrant (the "Cox Note")(2)
 10.24   Letter Agreement dated June 30, 1996 between the Registrant and Jim
         Cox regarding the conversion of the Cox Note into shares of the Common
         Stock of Registrant(2)
 10.25   Letter Agreement dated February 16, 1996 between the Registrant and
         Peter Aiello regarding loan in the original principal amount of
         $20,000 made by Peter Aiello to the Registrant(2)
 10.26   Stock Purchase Agreement dated April 3, 1996 by and among the
         Registrant, the Steven J. Goodman Revocable Living Trust and Richard
         P. Stack(2)
 10.27   Securities Purchase Agreement dated May 17, 1996 by and between the
         Registrant and John R. Amos(2)
 10.28   Promissory Note dated May 31, 1996 in the original principal amount of
         $25,000 payable by the Registrant in favor of John R. Amos(2)

 EXHIBIT
 NUMBER                          DESCRIPTION OF DOCUMENT
 -------                         -----------------------
 10.29   Warrant dated May 31, 1996 issued by the Registrant in favor of John
         R. Amos(2)
 10.30   Securities Purchase Agreement dated May 17, 1996 by and between the
         Registrant and Jack S. Kompan(2)
 10.31   Promissory Note dated May 31, 1996 in the original principal amount of
         $25,000 payable by the Registrant in favor of Jack S. Kompan(2)
 10.32   Warrant dated May 31, 1996 issued by the Registrant in favor of Jack
         S. Kompan(2)
 10.33   Securities Purchase Agreement dated May 17, 1996 by and between the
         Registrant and Kanayo Partabrai Gangwani(2)
 10.34   Promissory Note dated May 31, 1996 in the original principal amount of
         $25,000 payable by the Registrant in favor of Kanayo Partabrai
         Gangwani(2)
 10.35   Warrant dated May 31, 1996 issued by the Registrant in favor of Kanayo
         Partabrai Gangwani(2)
 10.36   Stock Purchase Agreement dated May 23, 1996 by and among the
         Registrant, GAK Limited and Richard P. Stack(2)
 10.37   Securities Purchase Agreement dated May 23, 1996 by and between the
         Registrant and the Steven J. Goodman Charitable Remainder Trust(2)
 10.38   Promissory Note dated May 23, 1996 in the original principal amount of
         $50,000 payable by the Registrant in favor of the Steven J. Goodman
         Charitable Remainder Trust(2)
 10.39   Warrant dated May 23, 1996 issued by the Registrant in favor of the
         Steven J. Goodman Charitable Remainder Trust(2)
 10.40   Securities Purchase Agreement dated July 2, 1996 by and between the
         Registrant and Jack S. Kompan(2)
 10.41   Promissory Note dated July 2, 1996 in the original principal amount of
         $25,000 payable by the Registrant in favor of Jack S. Kompan(2)
 10.42   Warrant dated July 2, 1996 issued by the Registrant in favor of Jack
         S. Kompan(2)
 10.43   Subscription Agreement dated June 3, 1996 by and between the
         Registrant and Herbert R. Donica and Janice N. Donica(2)
 10.44   Letter Agreement dated July 22, 1996 between the Registrant and John
         R. Amos regarding the transfer of certain intellectual property by
         John R. Amos to the Registrant(2)
 10.45   Letter Agreement dated July 29, 1996 between the Registrant and C.
         Norman Campbell regarding the transfer of certain intellectual property by C. Norman Campbell to the Registrant(2)
 10.46   Purchase Order dated July 29, 1996 between Registrant and LG
         Electronics with respect to LCD displays(2)
 10.47   Form of Securities Purchase Agreement, including form of Promissory
         Note and Warrant, utilized in 1996 Private Placement(2)
 11.1    Statement re Calculation of Net Loss Per Share(2)
 21.1    Subsidiaries of the Registrant(2)
 23.1    Consent of Allen, Matkins, Leck, Gamble & Mallory LLP (included in the opinion to be filed as Exhibit 5.1)
 23.2    Consent of Ernst & Young LLP
 24.1    Power of Attorney(2)
 27      Financial Data Schedule(2)

--------
(1) To be filed by amendment.

(2) Previously filed.

ITEM 28. UNDERTAKINGS.

  The small business issuer (the "Registrant") hereby undertakes the following:

  (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (2) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

  (3) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that the Registrant will:

  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i) Include any prospectus required by section 10(a)(3) of the Securities
  Act;

    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in information in the registration statement; and

    (iii) Include additional or changed material information on the plan of distribution.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on the 3rd day of October, 1996.

                                          Javelin Systems, Inc.

                                                  /s/ Richard P. Stack
                                          By: _________________________________
                                              Richard P. Stack, President and
                                            Chief Executive Officer (Principal
                                                    Executive Officer)

  In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
  /s/ Richard P. Stack               President, Chief Executive     October 3, 1996
____________________________________  Officer and Director
   Richard P. Stack                   (Principal Executive
                                      Officer)

  /s/ C. Norman Campbell*            Vice President, Engineering    October 3, 1996
____________________________________  and Director
   C. Norman Campbell


  /s/ Lawrence W. McCorkle*          Controller, Treasurer and      October 3, 1996
____________________________________  Secretary (Principal
   Lawrence W. McCorkle               Financial and Accounting
                                      Officer)
  /s/ Steven J. Goodman*             Director                       October 3, 1996
____________________________________
   Steven J. Goodman


      /s/ Jay L. Kear*               Director                       October 3, 1996
____________________________________
   Jay L. Kear

*By:   /s/ Richard P. Stack
-------------------------------
         Richard P. Stack
         Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                       DESCRIPTION OF DOCUMENT
 -------                      -----------------------
  1.1    Form of Underwriting Agreement by and between the Registrant and
         Meridian Capital Group, Inc......................................
  3.1    Amended and Restated Certificate of Incorporation of
         Registrant(2)....................................................
  3.2    Amended and Restated Bylaws of Registrant(2).....................
  3.3    Certificate of Amendment of Amended and Restated Certificate of
         Incorporation of Registrant......................................
  3.4    Amendment to Amended and Restated Bylaws of Registrant...........
  4.1    Form of Representative's Warrant Agreement by and between the
         Registrant and Meridian Capital Group, Inc. (1)..................
  4.2    Form of Certificate Evidencing Shares of Registrant's Common
         Stock............................................................
  5.1    Opinion of Allen, Matkins, Leck, Gamble & Mallory LLP(1).........
 10.1    1996 Stock Incentive Award Plan of Registrant(2).................
 10.2    Form of 1996 Director Non-Qualified Stock Option Agreement(2)....
 10.3    Form of 1996 Employee Non-Qualified Stock Option Agreement(2)....
 10.4    Employment Agreement dated August 19, 1996 by and between the
         Registrant and Richard P. Stack(2)...............................
 10.5    Employment Agreement dated August 19, 1996 by and between the
         Registrant and C. Norman Campbell(2).............................
 10.6    Form of Indemnity Agreement entered into with each of the
         Registrant's officers and directors(2)...........................
 10.7    Form of Stockholders Lock-Up Agreement to be entered into by the stockholders of Registrant(2)....................................
 10.8    Form of Directors and Officers Lock-Up Agreement to be entered into by directors and officers of Registrant(2)..................
 10.9    Form of Bridge Investors Lock-Up Agreement to be entered into by the holders of Warrants to purchase Common Stock of
         Registrant(2)....................................................
 10.10   Promissory Note dated October 1, 1995 in the original principal amount of $80,481.45 payable by the Registrant in favor of
         Richard P. Stack (the "R.P. Stack Note")(2)......................
 10.11   Letter Agreement dated April 1, 1996 between the Registrant and
         Richard P. Stack regarding the conversion of the R.P. Stack Note into shares of the Common Stock of the Registrant(2).............
 10.12   Promissory Note dated October 1, 1995 in the original principal amount of $40,000 payable by the Registrant in favor of Teresa M.
         McRae (the "T. McRae Note")(2)...................................
 10.13   Letter Agreement dated May 1, 1996 between the Registrant and
         Teresa M. McRae regarding the conversion of the T. McRae Note into shares of the Common Stock of the Registrant(2).............
 10.14   Promissory Note dated October 1, 1995 in the original principal amount of $12,000 payable by the Registrant in favor of Richard
         A. Stack (the "R.A. Stack Note")(2)..............................
 10.15   Letter Agreement dated May 31, 1996 between the Registrant and
         Richard A. Stack regarding the conversion of the R.A. Stack Note into shares of the Common Stock of the Registrant(2).............
 10.16   Standard Industrial/Commercial Single-Tenant Lease-Gross dated
         October 19, 1995 by and between Robert P. Peebles Trust, Dated 4-
         11-79, and the Registrant for that certain real property located at 2882C Walnut Avenue, Tustin, California 92780(2)..............

 EXHIBIT
 NUMBER                       DESCRIPTION OF DOCUMENT
 -------                      -----------------------
 10.17   Loan and Security Agreement dated December 4, 1995 by and
         between Main Credit Corp. and the Registrant, as amended by that certain letter agreement dated June 17, 1996(2).................
 10.18   Accounts Collateral Security Agreement dated December 4, 1995 by and between Main Credit Corp. and the Registrant(2).............
 10.19   Inventory Collateral Security Agreement dated December 4, 1995 by and between Main Credit Corp. and the Registrant(2)..........
 10.20   Equipment Collateral Security Agreement dated December 4, 1995 by and between Main Credit Corp. and the Registrant(2)..........
 10.21   Stock Purchase Agreement dated January 9, 1996 by and among the
         Registrant, the Steven J. Goodman Revocable Living Trust and
         Richard P. Stack(2).............................................
 10.22   Stock Purchase Agreement dated January 9, 1996 by and among the
         Registrant, GAK Limited and Richard P. Stack(2).................
 10.23   Letter Agreement dated February 15, 1996 between the Registrant and Jim Cox regarding loan in the original principal amount of
         $20,000 made by Jim Cox to the Registrant (the "Cox Note")(2)...
 10.24   Letter Agreement dated June 30, 1996 between the Registrant and
         Jim Cox regarding the conversion of the Cox Note into shares of the Common Stock of Registrant(2)...............................
 10.25   Letter Agreement dated February 16, 1996 between the Registrant and Peter Aiello regarding loan in the original principal amount of $20,000 made by Peter Aiello to the Registrant(2)............
 10.26   Stock Purchase Agreement dated April 3, 1996 by and among the
         Registrant, the Steven J. Goodman Revocable Living Trust and
         Richard P. Stack(2).............................................
 10.27   Securities Purchase Agreement dated May 17, 1996 by and between the Registrant and John R. Amos(2)..............................
 10.28   Promissory Note dated May 31, 1996 in the original principal amount of $25,000 payable by the Registrant in favor of John R.
         Amos(2).........................................................
 10.29   Warrant dated May 31, 1996 issued by the Registrant in favor of
         John R. Amos(2).................................................
 10.30   Securities Purchase Agreement dated May 17, 1996 by and between the Registrant and Jack S. Kompan(2)............................
 10.31   Promissory Note dated May 31, 1996 in the original principal amount of $25,000 payable by the Registrant in favor of Jack S.
         Kompan(2).......................................................
 10.32   Warrant dated May 31, 1996 issued by the Registrant in favor of
         Jack S. Kompan(2)...............................................
 10.33   Securities Purchase Agreement dated May 17, 1996 by and between the Registrant and Kanayo Partabrai Gangwani(2).................
 10.34   Promissory Note dated May 31, 1996 in the original principal amount of $25,000 payable by the Registrant in favor of Kanayo
         Partabrai Gangwani(2)...........................................
 10.35   Warrant dated May 31, 1996 issued by the Registrant in favor of
         Kanayo Partabrai Gangwani(2)....................................
 10.36   Stock Purchase Agreement dated May 23, 1996 by and among the
         Registrant, GAK Limited and Richard P. Stack(2).................
 10.37   Securities Purchase Agreement dated May 23, 1996 by and between the Registrant and the Steven J. Goodman Charitable Remainder
         Trust(2)........................................................

 EXHIBIT
 NUMBER                       DESCRIPTION OF DOCUMENT
 -------                      -----------------------
 10.38   Promissory Note dated May 23, 1996 in the original principal amount of $50,000 payable by the Registrant in favor of the
         Steven J. Goodman Charitable Remainder Trust(2).................
 10.39   Warrant dated May 23, 1996 issued by the Registrant in favor of the Steven J. Goodman Charitable Remainder Trust(2).............
 10.40   Securities Purchase Agreement dated July 2, 1996 by and between the Registrant and Jack S. Kompan(2)............................
 10.41   Promissory Note dated July 2, 1996 in the original principal amount of $25,000 payable by the Registrant in favor of Jack S.
         Kompan(2).......................................................
 10.42   Warrant dated July 2, 1996 issued by the Registrant in favor of
         Jack S. Kompan(2)...............................................
 10.43   Subscription Agreement dated June 3, 1996 by and between the
         Registrant and Herbert R. Donica and Janice N. Donica(2)........
 10.44   Letter Agreement dated July 22, 1996 between the Registrant and
         John R. Amos regarding the transfer of certain intellectual property by John R. Amos to the Registrant(2)...................
 10.45   Letter Agreement dated July 29, 1996 between the Registrant and
         C. Norman Campbell regarding the transfer of certain
         intellectual property by C. Norman Campbell to the
         Registrant(2)...................................................
 10.46   Purchase Order dated July 29, 1996 between Registrant and LG
         Electronics with respect to LCD displays(2).....................
 10.47   Form of Securities Purchase Agreement, including form of
         Promissory Note and Warrant, utilized in 1996 Private
         Placement(2)....................................................
 11.1    Statement re Calculation of Net Loss Per Share(2)...............
 21.1    Subsidiaries of the Registrant(2)...............................
 23.1    Consent of Allen, Matkins, Leck, Gamble & Mallory LLP (included in the opinion to be filed as Exhibit 5.1)......................
 23.2    Consent of Ernst & Young LLP....................................
 24.1    Power of Attorney(2)............................................
 27      Financial Data Schedule(2)......................................

--------
(1) To be filed by amendment.

(2) Previously filed.